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FORM 10/A Amendment No. 2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Mentor Capital, Inc.
(Exact name of registrant as specified in its charter)

California	77-0395098
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 Fourteenth Street, Suite A-2, A-4, A-6, Ramona, CA 92065
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (760) 788-4700

Securities to be registered pursuant to Section 12(b) of the Act: N/A

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

SEC 1396 (02-08)	Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE

Mentor Capital, Inc. (the “Company”) is filing this Amendment No. 2 to its General Form for Registration of Securities on Form 10-12G (“Amendment No. 1”), to amend the General Form for Registration of Securities which was originally filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2014, (the “Original Registration Statement”). The Company is filing Amendment No. 2 in response to comments received from the SEC. Amendment No. 2 amends and restates the Original Registration Statement in its entirety.  The Company has updated information in Items 1 (Description of Registrant’s Business), 1A (Risk Factors), and Item 14 (Changes in and Disagreements with Accountants on Accounting and Financial Disclosure), as permitted by the rules and regulations of the SEC.  The Company intends that the filing date of the Original Registration Statement remain in effect for purposes of determining the 60 day effective date of the Original Registration Statement and periodic reporting requirements.

Item 1.

Business.

A.

Description of the Registrant’s Business

We were incorporated in the State of California in 1994 as Main Street Athletic Clubs, Inc. and operated a small chain of athletic clubs, a trucking company, and food companies, among other things. In 1996 our registration under Section 1-A of the securities act was declared effective and we began to trade publicly. In 1997 we merged with a group of approximately fifteen oil and gas partnerships which proved to be unsuccessful. In 1998 we entered a Chapter 11 bankruptcy reorganization in the Northern District of California, due mostly to a need to decrease oil and gas related debt in excess of asset value.

As we emerged from bankruptcy the court allowed the original issuance of approximately $145 Million in warrants to the claimants and creditors. The warrants were in (4) four classes, have been reset to lower prices, and have been principally exercised at $0.09, $0.11, $0.65, $1.00 $1.60 and $7.00 per share. At $1.60 per share, we may receive as much as $23 Million in warrant proceeds. The amount of proceeds received from exercised warrants may be limited by the general status of the economy and the price per share of our regular shares of Common Stock. Warrant holders may be more likely to exercise warrants at $1.60 per warrant share if the shares of our Common Stock are priced above $1.60 per share. The longer the Company’s Common Stock share price is above $1.60 the more likely warrant holders will also be willing to exercise their warrants. If the Common Stock share price is less than $1.60 for a long period of time, the Company may also decide to lower the exercise price of outstanding warrants so as to entice warrant holders to exercise their warrants and invest in the Company.  The amount of potential funds received by the Company from such exercises will decrease as the warrant exercise price decreases.

The bankruptcy court order allows all the warrants and shares that are issued upon exercise of the warrants to trade freely under an exemption provided by Section 1145 USC. We received an SEC “No Comment” letter and our Reorganization Plan was confirmed January 11, 2000. The SEC’s letter is not and should not be interpreted as approval of the Company’s Disclosure Statement of Plan of Reorganization. We exited the reorganization owning a small ATM business with fifty installed ATM machines.

Currently, our general business operations are intended to provide management consultation and headquarters functions, especially with regard to accounting and audits, for our majority owned portfolio, which makes up most of our holdings. We monitor our less than majority positions for value and investment security.  Management also spends considerable effort reviewing possible acquisition candidates on an ongoing basis, including within the cannabis industry.

In 2009 we began examining cancer treatment-related companies, and created a proprietary Cancer Immunotherapy Index but worked with only one or two cancer therapy companies. In June 2013 we were approached to invest in a cancer related medical marijuana project and in August 2013 made the decision to start focusing on the medical marijuana space. The goal was to pursue an alternative approach to assisting in the fight against cancer and the effects of the disease.

We now have the following residual cancer related private holdings: $55,942 in Brighter Day Health which provides cost effective, HIPAA compliant video stations for high quality, face-to-face medical updates and monitoring between contracted doctors and cancer and  other patients in nursing homes and hospice settings; and $8,850 in Shaw Capital Management which exclusively invests in Israeli developed medical devices and pharmacology such as a sarcoma drug, metabolic imaging, and magnesium stents.

We maintain a medical bias toward the application of cannabis to cancer wasting, calming seizures, smoothing the effects of Parkinson’s disease, reducing ocular pressures from glaucoma and blunting chronic pain.

Our CEO, Chester Billingsley became a founding director and officer of the board of directors of the Nevada Cannabis Industry Association in November 2013. The Company now intends to partner with, and invest solely in medical and social use cannabis companies.

Our goal is to partner with interesting or leading companies in the cannabis space. We seek to identify leaders in several vertical sectors of the marijuana market and acquire or invest in those leaders. The Company intends to use its resources to help its portfolios and operating subsidiaries and hopes that existing managers can continue to operate the partner business. We see retaining operating control and having some access to funding as two key advantages to cannabis founders working with us.

Currently the Company has the following cannabis-related investments in place.  Currently, the Company’s aggregate cash investment in cannabis-related companies totals $1,758,000:

•

$1,500,000 receivable from Bhang Chocolate Company, Inc. Bhang Chocolate Company is a nationally branded infused edibles company.  Bhang partners with other local cannabis producers who produce Bhang chocolate bars containing measured doses of cannabis derived THC and CBD for recreational and medicinal use where such sales are legal.  Bhang seeks to expand its brand across other marijuana-related product areas, including financial processing for marijuana dispensaries. Bhang Financial was created to supply financial processing services and $200,000 of the Company’s initial $1,500,000 investment in Bhang Chocolate Company was earmarked for this purpose.  The Company and Bhang are currently involved in litigation concerning the amount invested by the Company and, until a resolution is reached and the Company’s invested funds are returned by Bhang, the Company will continue to list Bhang Chocolate Company, Inc. and Bhang Financial as Portfolio Companies. [please see the section entitled “Legal Proceedings” for additional information];

•

$200,000 MicroCannabiz, LLC (51%) (“MCB”) ($68,000 of which was funded at September 30, 2014).  MicroCannabiz produces the National Cannabis Directory of approximately 4,500 companies related to the cannabis industry.  This directory facilitates paid business-to-business electronic communication and advertising;

•

$100,000 into Nevada Cannabis Ventures (100%), for the formation of a yet to be announced Nevada-based cannabis fund run by managers well known by the Company;

•

a legacy investment of $242,545 in Waste Consolidators, Inc. (“WCI”) (a 51% ownership which is eliminated in the consolidated financial statements for the nine months ended September 30, 2014).  WCI is a $2.2 Million revenue generating private service business based in Phoenix, AZ and expanding into Austin, TX.  WCI works with business park owners, governmental centers, and apartment complexes to reduce their trash related costs.  WCI works with the owners to analyze the dumpster usage and reduce the number of partially used dumpsters throughout the complexes.  A fleet of trucks moves dumpsters from high volume to lower volume locations and picks up onetime items for disposal.  The refuse related cost savings are generally split with Waste Consolidators who supplies services under long-term contracts;

•

a $90,000 investment in a purchased receivable from a non-affiliated individual due in January 2015; and

•

a $19,650 investment (at September 30) in GW Pharmaceuticals and Full Circle Capital, cannabis-related public companies, from the Company’s Cannabis Index.

GW Pharmaceuticals is a British biopharmaceutical company known for its multiple sclerosis treatment product Sativex.  It is the first natural cannabis plant derivative to gain full market approval in any country. Its cannabis-based product, Epidiolex, developed for experimental treatment of epilepsy, began stage-two trials in the US in 2014. Annual  Cannabis input to their product is approximately 100 tons per year.   The Company’s stock investment with GW Pharma is $4,880 on January 19, 2015.

Full Circle Capital has elected to be treated as a business development company under the Investment Company Act of 1940. Full Circle Capital lends to and invests in senior secured loans and, to a lesser extent, mezzanine loans and equity securities issued by smaller and lower middle-market companies that operate in a diverse range of industries including the Cannabis industry.  The Company’s stock investment with GW Pharma is $1,430 on January 19, 2015.

In an effort to analyze the viability of various cannabis companies in the market and help the Company focus on which to approach as potential acquisition targets, the Company developed a cannabis index similar to that developed by the Company in the cancer industry.  The Company initially included and tracked 20-26 different cannabis-related public companies but, after the boom of cannabis-related companies in early 2014, the task of monitoring all such companies became too arduous for the Company to continue.  The Company updates its cannabis index annually to track historical fluctuations in the cannabis market but it does not currently rely on the cannabis index to guide its acquisition decisions.

We believe that we have an adequate acquisition and investment pipeline that arose starting in January 17, 2014 with the onset of active cannabis trading.  The Company has been contacted by approximately 86 potential acquisition targets in 2014 and has identified three currently potential cannabis related acquisitions: a large nursery, a lighting fabricator, and a hydroponic product producer.  As is our current practice, although we are currently evaluating whether a future acquisition may be in the best interests of the Company and its shareholders, no transaction will be announced until that transaction is certain.  Currently the Company has not entered into any binding agreement with any potential target.

Currently there are 23 states and the District of Columbia that have laws and/or regulation that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Fifteen other states are considering legislation to similar effect. In addition, as of September 30, 2014, voters in the states of Colorado and Washington have legalized cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. Under the policy and regulations of the Federal government marijuana is a Schedule I controlled substance and is illegal under federal law. Even in states where the use of marijuana has been legalized, its use remains a violation of federal law.

The Obama administration has indicated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration or a subsequent administration will not change the stated policy regarding the low-priority enforcement of federal laws.

Mentor Capital has 5 full time employees and 1 part time employee in its corporate office in Ramona, California. WCI has 29 employees in Tempe, Arizona and MCB has 10 full time employees and 1 part time employee in St. Petersburg, Florida.

B.

Description of the Registrant’s Facilities and Equipment.

The Company leases on a month to month basis approximately 2,000 square feet of office space for $2,050 per month in California, and approximately 3,000 square feet of office and warehouse space for $2,211 per month in Arizona. MCB is provided office space by the 49% owner in Florida with rent of only $715 being charged during the initial startup of operation.

WCI leases vehicles under an operating fleet lease with initial lease terms of 48 months. Total lease payments are $9,084 per month.

C.

Additional Information About Registrant.

We are voluntarily disclosing the information required by Form 10 under the Securities Exchange Act of 1934. We have not previously filed any quarterly or annual reports with the Securities and Exchange Commission (“SEC”).

The public may read and copy any materials filed by the Registrant with the SEC at the SEC's Public Reference Room located at 100 F Street, NE., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site containing reports, proxy and information statements, and other information regarding electronic filers at http://www.sec.gov.

We intend to make available our periodic reports and other required disclosures at our company website located at: www.MentorCapital.com.

Item 1A.

Risk Factors.

In addition to other information in this Form 10, the following risk factors should be carefully considered in evaluating our business since it operates in a highly changing and complex business environment that involves numerous risks, some of which are beyond our control. The following discussion highlights a few of these risk factors, any one of which may have a significant adverse impact on our business, operating results and financial condition. As a result of the risk factors set forth below and elsewhere in this Form 10, and the risk discussed in our Rule 15c2-11 submissions, actual results could differ materially from those projected in any forward-looking statements.

We face significant risks, and the risks described below may not be the only risks we face. Additional risks that we do not know of or that we currently consider immaterial may also impair our business operations. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition or results of operations could be harmed and the trading price of our common stock could decline.

We may not be able to continue as a going concern.

The opinion of our independent registered accounting firm included an explanatory paragraph in their report in connection with our accompanying consolidated financial statements as of and for the periods ended December 31, 2013 and 2012 stating that there was substantial doubt about our ability to continue as a  going  concern.  See “Report of Independent Registered Public Accounting Firm” and the notes to the accompanying consolidated financial statements as of and for the periods ended December 31, 2013 and 2012.  During such periods we experienced significant operating losses ($260,899 for the year ended December 31, 2013 and $262,734 for the year ended December 31, 2002), liquidity constraints and negative cash flows from operations.  We anticipate that current cash resources will be sufficient for us to execute our business plan through the end of the first quarter of 2016.  If we are unable to make a return on our investments to generate positive cash flow and cannot obtain sufficient capital from non-portfolio-related sources to fund operations and pay liabilities in a timely manner, we may have to cease our operations. Securing additional sources of financing to enable us to continue the investing in the cannabis and medical fields will be difficult and there is no assurance of our ability to secure such financing.  A failure to obtain additional financing and generate positive cash flow from operations could prevent us from making expenditures that are needed to pay current obligations, allow us to hire additional personnel and continue to seek out and invest in new technology and service companies. This leaves doubt as to our ability to continue as a going concern.

Management has a lack of experience operating as a fully reporting company and meeting the associated reporting obligations.

Management has operated Mentor Capital, Inc. as a non-reporting public company for 20 years, but only recently has voluntarily initiated transition to reporting company status subject to financial and other SEC required disclosures.  Prior to such voluntary transition, Management has not been required to prepare and make such required disclosures. As a reporting company we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of a national securities exchange, and other applicable securities rules and regulations.  The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating activities.  As Management has never before been required to prepare and file these disclosure reports, doing so may impose a significant expense, time and reporting burden upon management.  This distraction can divert management from its operation of the business to the detriment of core operations. Also, improper reporting due to inexperience can result in trading restrictions and other sanctions that may impair or even suspend trading in the company common stock.

Investors may suffer risk of dilution following exercise of warrants for cash.

As of September 30, 2014, The Company currently had 14,483,373 outstanding shares of its Common Stock trading at approximately $0.83 per share.  As of the same date the Company also had 14,504,766 outstanding Series D warrants exercisable for shares of Common Stock at $1.60 per share.  These Series D warrants do not have a cashless exercise feature.  The Company anticipates that the warrants will not be exercised until the per share price of the Company’s Common Stock is greater than $1.60 per share. Exercise of these Series D warrants may result in immediate and potentially substantial dilution to current holders of the Company’s Common Stock.  The Company also has 689,159 outstanding Series H warrants with a per share exercise price of $7.00 held by an investment bank.  These $7.00 Series H warrants include a cashless exercise feature.  Current and future shareholders may suffer dilution of their investment and equity ownership if any of the warrant holders elect to exercise their warrants.

We operate in a turbulent market populated by businesses that are highly volatile.

The US market for cannabis products is highly volatile. While we believe that it is an exciting and growing market, many companies involved in cannabis products and services used to be involved in illegal activities, some still are, and many of them operate in unconventional ways. Some of these differences which represent challenges to us include not keeping appropriate financial records, not having access to customary business banking relationships, not having quality manufacturing relationships, and not having customary distribution arrangements. Any one of these challenges, if not managed well, could materially adversely impact our business.

Many cannabis activities, products, and services still violate law.

The legal patchwork to which cannabis companies are subject is still evolving and frequently uncertain. While we believe that anti-cannabis laws are softening and that the trend is toward legalization of cannabis products, many states and the US government still view all cannabis activity as illegal. Notwithstanding this uncertainty we intend to do our best to engage in activities that are unambiguously legal and to use what influence we have with our affiliates for them to do the same.  But we will not always have control over those companies with whom we do business and there is a risk that we could suffer a substantial and material loss due to routine legal prosecution.  Similarly many jurisdictions have adopted so-called “zero tolerance” drug laws and laws prohibiting sale of what is considered drug paraphernalia.  If our, or our affiliates activities related to cannabis activities, products, and services are deemed to violate one or more federal or state laws, we may be subject to civil and criminal penalties, including fines, impounding of cannabis products, and seizure of our assets.

Our business model is to partner with or acquire other companies.

We do not manufacture or sell cannabis products or services. Rather we try to find cannabis businesses whose products, managers, technology or other factors we like and invest in or acquire those businesses. There is no certainty that we will find suitable partners or that we will be able to engage in transactions on advantageous terms with partners we identify. There is also no certainty that our partners will be able to navigate the maze of cannabis laws that may affect them. To date one of our acquisitions/investments (in Bhang Chocolate Company) has not turned out well for us, and an effort to secure a $35 million loan has resulted in a $621,250 loss.

Our actual results could differ materially from those anticipated in our forward-looking statements.

This Form 10 contains forward-looking statements within the meaning of the federal securities laws that relate to future events or future financial performance. When used in this report, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should” and similar expressions. These statements are only expressions of expectation. Our actual results could, and likely will, differ materially from those anticipated in such forward-looking statements as a result of many factors, including those set forth above and elsewhere in this report and including factors unanticipated by us and not included herein. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. Accordingly, we caution readers not to place undue reliance on these statements. Where required by applicable law, we will undertake to update any disclosures or forward-looking statements.

A failure to obtain financing could prevent us from executing our business plan or operate as a going concern.

We anticipate that current cash resources will be sufficient for us to execute our business plan for the foreseeable future. However, it is possible that if future financing is not obtained we will not be able to continue to operate as a going concern. We believe that securing additional sources of financing will be difficult and there is no assurance of our ability to secure such financing. A failure to obtain additional financing could prevent us from making necessary expenditures for advancement and growth, allow us to partner with more cannabis businesses, and allow us to hire additional personnel. If we raise additional financing by selling equity or convertible debt securities, the relative equity ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than previous investors. If we raise additional funds through debt financing, we could incur significant borrowing costs and be subject to adverse consequences in the event of a default.

If we are unable to protect our intellectual property, our competitive position would be adversely affected.

We, and our partners and subsidiaries, intend to rely on patent protection, trademark and copyright law, trade secret protection and confidentiality agreements with our employees and others to protect our intellectual property. Despite our precautions, unauthorized third parties may copy our products and services or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights may not be adequate and third parties may infringe or misappropriate our patents, copyrights, trademarks and similar proprietary rights. If we fail to protect our intellectual property and proprietary rights, our business, financial condition and results of operations would suffer. We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted an infringement claim against us. It is possible, however, that such a claim might be asserted successfully against us in the future. We may be forced to suspend our operations to pay significant amounts to defend our rights, and a substantial amount of the attention of our management may be diverted from our ongoing business, all of which would materially adversely affect our business.

We are engaged in litigation.

In the past several months we have initiated two lawsuits; one against Bhang Chocolate Company and its affiliates to recover a $1,500,000 investment following Bhang’s refusal to perform its obligations, and one against the owner of a bank account into which we wired $621,250 as part of an effort to secure a $35 million loan. There is no surety that we will prevail in either of these lawsuits.

We depend on our key personnel and may have difficulty attracting and retaining the skilled staff we need to execute our growth plans.

Our success will be dependent largely upon the personal efforts of our Chief Executive Officer, Chester Billingsley and other senior managers. The loss of key staff could have a material adverse effect on our business and prospects. To execute our plans, we will have to retain current employees. Competition for recruiting and retaining highly skilled employees with technical, management, marketing, sales, product development and other specialized training is intense. We may not be successful in retaining such qualified personnel. Specifically, we may experience increased costs in order to retain skilled employees. If we are unable to retain experienced employees as needed, we would be unable to execute our business plan.

Founder and CEO Chet Billingsley, along with other members of the Company Board of Directors, have considerable control over the company through their aggregate ownership of 31.33% of the outstanding shares of the Company’s Common Stock on a fully diluted basis.

Mr. Billingsley owns approximately 25% of the outstanding shares of the Company’s Common Stock on a fully diluted basis.  Together with other members of the Company’s Board of Directors, Management of the Company owns approximately 31.33% of the outstanding shares of the Company’s Common Stock on a fully diluted basis.  Mr. Billingsley also holds 2,137,684 Series D warrants and 4,500 Series B warrants which are exercisable at $1.60 and $0.11 per share, respectively.  Additionally, Robert Meyer, Stan Shaul, James Blazeck, and Earl Kornbrekke, directors of the Company, hold an aggregate of 1,067,993 Series D warrants exercisable at $1.60 per share.  Due to the large number of shares of Common Stock owned by the Management of the Company, Management has considerable ability to exercise control over the Company and matters submitted for shareholder approval, including the election of directors and approval of any merger, consolidation or sale of substantially all of the assets of the Company.  Additionally, due to his position as CEO and director, Mr. Billingsley has the ability to control the management and affairs of the Company.  As a board members and officers, Mr. Billingsley and the other persons in management positions of the Company owe a fiduciary duty to our shareholders and must act in good faith in a manner each reasonably believes to be in the best interests of our shareholders. As shareholders, Mr. Billingsley and the other officers and directors are entitled to vote their shares in their own interests, which may not always be in the interests of our shareholders generally.

We face rapid change.

The market for our partners’ and subsidiaries’ products and services is characterized by rapidly changing law and technologies, marketing efforts, and extensive research and the introduction of new products and services. We believe that our future success will depend in part upon our ability to continue to develop and enhance products and services offered in the cannabis market. As a result, we expect to continue to make investments in engineering and research and development. There can be no assurance that we will be able to develop and introduce new products and services or enhance initial products in a timely manner to satisfy customer needs, achieve market acceptance or address technological changes in our target markets. Failure to develop products and services and introduce them successfully and in a timely manner could adversely affect our competitive position, financial condition and results of operations.

If we experience rapid growth, we will need to manage such growth well.

We may experience substantial growth in the size of our staff and the scope of our operations, resulting in increased responsibilities for management. To manage this possible growth effectively, we will need to continue to improve our operational, financial and management information systems, will possibly need to create departments that do not now exist, and hire, train, motivate and manage a growing number of staff. Due to a competitive employment environment for qualified technical, marketing and sales personnel, we expect to experience difficulty in filling our needs for qualified personnel. There can be no assurance that we will be able to effectively achieve or manage any future growth, and our failure to do so could delay product development cycles and market penetration or otherwise have a material adverse effect on our financial condition and results of operations.

We could face product liability risks and may not have adequate insurance.

Our partners’ and affiliates’ products may be used for medical purposes. We may become the subject of litigation alleging that our products were ineffective or unsafe. Thus, we may become the target of lawsuits from injured or disgruntled customers or other users. We intend to carry product and liability insurance, but in the event that we are required to defend more than a few such actions, or in the event our products are found liable in connection with such an action, our business and operations may be severely and materially adversely affected.

There is a limited market for our common stock.

Our common stock is not listed on any exchange and trades on the Over The Counter Pink Sheets. As such, the market for our common stock is limited and is not regulated by the rules and regulations of any exchange. Further, the price of our common stock and its volume in the market may be subject to wide fluctuations. Our stock price could decline regardless of our actual operating performance, and stockholders could lose a substantial part of their investment as a result of industry or market-based fluctuations. Our stock trades relatively thinly. If a more active public market for our stock is not sustained, it may be difficult for stockholders to sell shares of our common stock. Because we do not anticipate paying cash dividends on our common stock for the foreseeable future, stockholders will not be able to receive a return on their shares unless they are able to sell them. The market price of our common stock will likely fluctuate in response to a number of factors, including but not limited to, the following:

•

sales, sales cycle and market acceptance or rejection of our affiliates’ products;

•

our ability to engage with partners who are successful in selling products;

•

economic conditions within the cannabis industry;

•

development of law related to cannabis products and services;

•

the timing of announcements by us or our competitors of significant products, contracts or acquisitions or publicity regarding actual or potential results or performance thereof; and

•

domestic and international economic, business and political conditions.

We have a long corporate existence.

We were formed as the Main Street Athletic Clubs, Inc. in California in 1994. We were privately owned until September 1996, at which time our common stock began trading on the Over The Counter Pink Sheets. We have pursued many different business activities and have been through a bankruptcy reorganization.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our stock price.

Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on these internal controls. If we fail to adequately maintain compliance with, or maintain the adequacy of, our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC. If we cannot favorably assess, or our independent registered public accounting firm is unable to provide an unqualified attestation report on the effectiveness of our internal controls over financial reporting, investor confidence in the reliability of our financial reports may be adversely affected, which could have a material adverse effect on our stock price.

We have indemnified our officers and directors.

We have indemnified our Officers and Directors against possible monetary liability to the maximum extent permitted under California law.

The fragile state of the worldwide economy could impact the company in numerous ways.

The effects of the worldwide economic crisis has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, has impacted levels of consumer spending, and may impact our business, operating results, or financial condition. The ongoing worldwide economic crisis, weakness in the credit markets and significant liquidity problems for the financial services industry may also impact our financial condition in a number of ways. For example, current or potential customers may delay or decrease spending with us or may not pay us or may delay paying us for previously purchased products and services. Also, we may have difficulties in securing additional financing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. All statements contained in this Registration Statement other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, as we begin to increase our investments in the cannabis-related industry we may be subject to heightened scrutiny and our portfolio companies may be subject to additional laws, rules, regulations, and statutes. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Registration Statement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

Item 2.

Financial Information.

Audited financial statements for years ended December 31, 2013 and 2012 - see attached financial statements.

Unaudited reviewed financial statements for three and nine months ended September 30, 2014 - see attached financial statements.

Overview

Since the August 2008, name change back to Mentor Capital, Inc., the Company’s common stock has traded publicly under the trading symbol OTC Markets: MNTR.

In 2009 the Company began focusing its investing activities in leading edge cancer companies. In response to government limitations on reimbursement for highly technical and expensive cancer treatments and a resulting business decline in the cancer development sector, the Company decided to exit that space. In the summer of 2013 the Company was asked to consider investing in a cancer related project with a medical marijuana focus. On August 29, 2013, the Company made a decision to begin to divest of its cancer assets and focus on becoming a pure play in the cannabis and medical marijuana sector.

Waste Consolidators, Inc. (WCI)

WCI is a legacy investment of which the Company owned 50% in 2012 and 2013 and purchased an additional 1% effective January 1, 2014 for a 51% interest. WCI is included in the consolidated financial statements for the nine months ended September 30, 2014.

MicroCannaBiz (MCB)

On February 18, 2014, the Company signed an agreement to purchase 51% of MCB, a development stage company which began operations in June 2014. MCB provides cannabis and marijuana related private companies, investors and microcap issuers with information resources including client company specific publications, directories, and continuing education courses.

Bhang Chocolate Company, Inc.

On February 28, 2014, the Company acquired a 60% ownership in Bhang Corporation, also known as Bhang Chocolate Company, Inc., (“Bhang”), see Item 9 regarding subsequent Mentor lawsuit seeking rescission of the agreement. Amounts invested in Bhang are reported as Receivable from Bhang Chocolate Company and shareholders in the consolidated balance sheet at September 30, 2014.

Results of Operations for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013:

Total revenue for the quarter ended September 30, 2014 was $546,215 which includes service fee revenue of $544,615 from WCI compared to revenue for the quarter ended September 30, 2013 of $8,000 which did not include WCI revenue as the Company owned only 50% of WCI and accounted for its investment in WCI under the equity method. Pro forma revenues for the quarter ended September 30, 2013, including WCI service fees, was $433,300. The increase in service fee revenue experienced by WCI in 2014 was due to efforts to increase its customer base. Publication revenue from MCB was $1,600 for the quarter ended September 30, 2014.

At this stage in the Company’s development, revenues are not yet sufficient to cover ongoing operating expenses.

Gross profits for the quarter ended September 30, 2014 amounted to $164,439 (30% gross margin) compared to $8,000 for the quarter ended September 30, 2013. Pro forma gross profits for the quarter ended September 30, 2013 had WCI been consolidated for the quarter were $108,845 (25%). The increase in 2014 third quarter gross margin compared to 2013 third quarter pro forma gross margin was due to the fact that WCI had newer vehicles under lease in 2014 which lowered gas cost and vehicle repairs and maintenance.

Selling, general and administrative expenses for the quarter ended September 30, 2014 were $334,567 (61%) compared to $70,436 for the quarter ended September 30, 2013 and pro forma of $174,164 (15%) for the quarter ended September 30, 2013. The increase in selling, general and administrative expense is due to increased activity in the Company relating to its transition into the Cannabis space.

The net result attributable to controlling interest for the quarter ended September 30, 2014 was a loss of $186,066 or $0.013 per common share compared to a loss of $57,747 or $0.009 per common share for the quarter ended September 30, 2014. Pro forma loss for the quarter ended September 30, 2013 was $63,431 or $0.010 per common share.

Management will continue in its effort to increase revenues through acquisition, investment and organic growth. This is to be funded by raising additional capital through the sale of equity securities and debt.

Results of Operations for the nine months ended September 30, 2014 compared to the nine months ended September 30, 2013:

Total revenue for the nine months ended September 30, 2014 was $1,546,128 which includes service fee revenue of $1,543,578 from WCI compared to revenue for the nine months ended September 30, 2013 of $24,000 which did not include WCI revenue as the Company owned only 50% of WCI at that time. Pro forma revenues for the nine months ended September 30, 2013, including WCI service fees, was $1,258,118. The increase in service fee revenue experienced by WCI in 2014 was due to efforts to increase its customer base. Publication revenue from MCB was $2,550 for the nine months ended September 30, 2014.

Gross profits for the nine months ended September 30, 2014 amounted to $488,773 (32% gross margin) compared to $24,000 for the nine months ended September 30, 2013 (100% gross margin). Pro forma gross profits for the nine months ended September 30, 2013 had WCI been consolidated for the period were $325,863 (26%). The increase in 2014 nine month gross margin compared to 2013 nine month pro forma gross margin was due to the fact that in 2014 WCI had newer vehicles under lease which lowered gas cost and vehicle repairs and maintenance as a percent of sales.

Selling, general and administrative expenses for the nine months ended September 30, 2014 were $1,069,861 (69%) compared to $207,298 for the nine months ended September 30, 2013 and pro forma of $524,197 (42%) for the nine months ended September 30, 2013. The increase in selling, general and administrative is due to increased activity in the Company relating to its transition into the Cannabis space.

Effective January 1, 2014, Mentor purchased an additional 1% interest in WCI for $25,000 which resulted in a 51% ownership in WCI. In 2013 and 2012 Mentor’s investment in WCI was recorded under the equity method as it did not have significant influence over operating and financial policies at that time. In accordance with Accounting Standard Codification 810-10, Consolidation – Overall, Mentor remeasured its previously held equity interest at the acquisition-date fair value and recognized the resulting gain of $1,250,964 on investment in subsidiary which is included in other income and expense in the consolidated statement of operations for the nine months ended September 30, 2014.

In March 2013, the Company paid $621,250 for loan default insurance to a third party as required by the lender on an international loan facility. The lender was unable to fund the loan and a cooperative exit from the loan commitment was agreed to by the parties on June 12, 2014. The lender has released the requirement for credit default insurance and the insurance company has agreed to return the fee, however the refund has not yet been received. On September 5, 2014, the Company filed suit in San Mateo County Superior Court against Wm. E. Fielding and Associates, Inc. for conversion and fraud seeking return of the $621,250 in fees. The $621,250 in fees was expensed as loan costs in the nine months ended September 30, 2014, pending the outcome of the suit.

The net result attributable to controlling interest for the nine months ended September 30, 2014 was a loss of $11,268 or $0.001 per common share compared to a loss of $181,183 or $0.033 per common share for the nine months ended September 30, 2014. Pro forma loss for the quarter ended September 30, 2013 was $180,151 or $0.033 per common share.

Management will continue in its effort to increase revenues through acquisition, investment and organic growth. This is to be funded by raising additional capital through the sale of equity securities and debt.

Financial Condition at December 31, 2013 compared to December 31, 2012:

The Company’s current assets at December 31, 2013 were $403,912 compared to $489,628 at December 31, 2012. The decrease of $85,716 is due to a decrease in prepaid costs of $131,963 offset by an increase in investments in securities of $21,320 and an increase in cash of $24,927.

Other assets at December 31, 2013 were $1,281,943 compared to $10,813,067 at December 31, 2012. The decrease was due to primarily to two funding agreements which were recorded at December 31, 2012 and no longer held at December 31, 2013. A funding agreement with AGI Biopharmaceutical (AGI) for $4,700,000 was terminated in 2013 and one with Brighter Day Health (“BDH”) for $5,023,067 which was released in 2013. The descriptions of these transactions follow:

The Company entered into a long-term equity funding agreement with AGI on November 25, 2011 to provide $4,700,000 in long term funding for up to 3,000,000 AGI shares of AGI common shares at $1.57 per common share, or 30% of AGI shares outstanding. The purchase price was to be paid from cash generated from the sale of Mentor warrants on a pro rata basis to AGI and other cancer companies where Mentor had taken an equity position under similar terms. At December 31, 2012 the long term investment in AGI was $4,700,000 and the corresponding investment payable was $4,700,000. AGI failed to provide shares for the escrow agent and on February 13, 2013, the Company gave notice to AGI that the agreement was being terminated based on non-performance.

The Company entered into a long-term equity funding agreement with Brighter Day Health (“BDH”) on December 31, 2011, to provide $5,000,000 in long term funding for up to 50,000 shares of BDH common stock at $100 per common share, or 50% of BDH common shares outstanding. The BDH common shares were delivered to an escrow agent. The purchase price was to be paid from cash generated from the sale of Mentor warrants on a pro rata basis to BDH and other cancer companies where Mentor had taken an equity position under similar terms. At December 31, 2012, the long term investment in BDH was $5,022,610, representing the long-term investment of $5,000,000 plus the increase in fair value of amounts already invested of $22,500. The investment payable at 2012 was $4,966,667. In May 2013, the Company instructed the escrow agent to process the release of BDH shares from escrow and gave notice to BDH as provided under the agreement. In accordance with the funding agreement, Mentor received 1,000 shares of BDH common stock and the remaining stock was returned to BDH.

Current liabilities at December 31, 2013 were $59,366 compared to $118,912 at December 31, 2012. The decrease in 2013 is due to a decrease in income taxes payable of $51,265 and a decrease in accrued expenses of $9,173.

Long-term liabilities at December 31, 2013 were $1,924,658 compared to $11,472,861 at December 31, 2012, a decrease of $9,548,203. Of this decrease $9,670,000 is attributable to the decrease in investments payable to AGI and BDH described under other assets above and a decrease in deferred fees of $32,000 which is offset by an increase in accrued salary and benefits to the CEO of $145,131 and an increase in accrued retirement and other benefits to the CEO of $8,666.

Results of Operations for the year ended December 31, 2013 compared to the year ended December 31, 2012:

Note that during 2013 and 2012, the Company’s did not have subsidiaries subject to consolidation. The Company accounted for the investment in WCI using the equity method based on the ownership interest and the Company’s inability to exercise significant influence at December 31, 2013 and 2012. Accordingly, the investment was initially recorded at cost with adjustments to the carrying amount of the investment to recognize our share of the earnings or losses of the investee each reporting period. Mentor ceased to recognize losses when our investment basis was zero. At December 31, 2013 and 2012, the WCI investment was $0. On January 1, 2014, the Company purchased an additional 1% interest in WCI for a 51% interest.

Total revenue for the years ended December 31, 2013 and 2012 was $32,000 and $32,000 representing administrative fees earned from WCI.

Selling, general and administrative expenses for the year ended December 31, 2013 was $292,899 compared to $294,734 for the year ended December 31, 2012.

The net result for the year ended December 31, 2013 was a loss of $258,784 or $0.045 per common share compared to a loss of $236,711 or $0.071 per common share for the year ended December 31, 2012. This increased loss in 2013 was due primarily to a decrease in other revenue of $24,608 offset by a decrease in selling, general and administrative expenses of $1,835 and a decrease in the provision for income taxes of $700.

Disclosure About Off-Balance Sheet Arrangements

We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

Item 3.

Properties.

We lease office facilities used in our business. Mentor corporate offices are in Ramona, California and we lease approximately 2,000 square feet of office space on a month to month basis for $2,050 per month. WCI is located in Tempe, Arizona and leases approximately 3,000 square feet of office and warehouse space for $2,211 per month under an operating lease expiring in January 2015. MCB is in St. Petersburg, Florida and has been provided office space by the 49% shareholder during the startup phase of operations for $715.

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

As of September 30, 2014 shares of the Registrant’s stock are owned by the following beneficial owners [persons owning more than 5% of the outstanding shares]:

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(3)
Common Stock	Chester Billingsley PO Box 1709 Ramona, CA 92065	7,142,670(1)	24.64%
Common Stock	Robert B. Meyer 24446 Caswell Court Laguna Niguel, CA 92677	1,203,492(2)	4.15%

(1)

In addition to 5,000,485 shares of Common Stock, Mr. Billingsley also holds 2,137,684 Series D warrants exercisable at $1.60 per share and 4,500 Series B warrants exercisable at $0.11 per share.  As of the date of this Registration Statement Mr. Billingsley has not exercised any of these Series B or D warrants.  5,000,485 of Mr. Billingsley’s shares of Common Stock are voluntarily held by The Corporate Law Group under a safekeeping receipt pursuant to which Mr. Billingsley has represented that his intention in delivering the shares is to give assurance to Mentor Capital shareholders that he will not be selling or trading the shares as long as this Safe Keeping Receipt is effective. Under the Safekeeping Receipt Mr. Billingsley has certified to The Corporate Law Group that the shares represent over 99% of the Mentor Capital shares beneficially owned or controlled by him. Prior to the shares being returned to Mr. Billingsley, Mr. Billingsley will be required to make a public announcement through a press release and a website posting that he has requested return of the shares and so certify that he has done so.

(2)

In addition to 764,537 shares of Common Stock, Mr. Meyer also holds 438,955 Series D warrants exercisable at $1.60 per share.  As of the date of this Registration Statement Mr. Meyer has not exercised any Series D warrants.

(3)

Percentage of Class ownership is calculated on a fully diluted basis.  In the case of Mr. Billingsley, the percentage is calculated based on the total number of outstanding shares of Common Stock (14,483,373), Series B warrants (4,500) and Series D warrants (14,504,766).  In the case of Mr. Meyer, the percentage is calculated based on the total number of outstanding shares of Common Stock (14,483,373) and Series D warrants (14,504,766).

As of September 30, 2014 shares of the Registrant’s stock are owned by Registrant’s management, executive officers, and directors as follows:

Title of Security	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common Stock	Chester Billingsley PO Box 1709 Ramona, CA 92065	7,142,670(1,2)	24.64%(7)
Common Stock	Stan Shaul 2586 Claybourne Court Newbury Park, CA 91320	262,940(3)	0.91%(8)
Common Stock	James Blazeck 536 Overlook Drive Pittsburgh, PA 15216-1322	257,527(4)	0.89%(8)
Common Stock	Robert B. Meyer 24446 Caswell Court Laguna Niguel, CA 92677	1,203,492(5)	4.15%(8)
Common Stock	Earl Kornbrekke 458 Deharo Lane Friday Harbor, WA 98250	217,114(6)	0.75%(8)
	Directors and Officers as a group	9,083,743	31.33%(9)

(1)

5,000,485 of Mr. Billingsley’s shares of Common Stock are held in escrow with The Corporate Law Group under safekeeping receipts for purposes of assuring the market that neither Mentor Capital nor Mr. Billingsley are involved in a “pump-and-dump” scheme.

(2)

In addition to 5,000,485 shares of Common Stock, Mr. Billingsley also holds 2,137,684 Series D warrants exercisable at $1.60 per share and 4,500 Series B warrants exercisable at $0.11 per share.  As of the date of this Registration Statement Mr. Billingsley has not exercised any of these Series B or D warrants.

(3)

In addition to 40,043 shares of Common Stock, Mr. Shaul also holds 222,897 Series D warrants exercisable at $1.60 per share.  As of the date of this Registration Statement Mr. Shaul has not exercised any Series D warrants.

(4)

In addition to 47,500 shares of Common Stock, Mr. Blazeck also holds 210,027 Series D warrants exercisable at $1.60 per share.  As of the date of this Registration Statement Mr. Blazeck has not exercised any Series D warrants.

(5)

In addition to 764,537 shares of Common Stock, Mr. Meyer also holds 438,955 Series D warrants exercisable at $1.60 per share.  As of the date of this Registration Statement Mr. Meyer has not exercised any Series D warrants.

(6)

In addition to 21,000 shares of Common Stock, Mr. Kornbrekke also holds 196,114 Series D warrants exercisable at $1.60 per share.  As of the date of this Registration Statement Mr. Kornbrekke has not exercised any Series D warrants.

(7)

The Percentage of Class ownership of Mr. Billingsley is calculated based on the total number of outstanding shares of Common Stock (14,483,373), Series B warrants (4,500) and Series D warrants (14,504,766).

(8)

The Percentage of Class ownership of Mr. Shaul, Mr. Blazeck, Mr. Meyer, and Mr. Kornbrekke is calculated based on the total number of outstanding shares of Common Stock (14,483,373) and Series D warrants (14,504,766).

(9)

Calculated based on the revised Percentage of Class ownership of the Registrant’s management, executive officers, and directors.

If an individual or entity tried to take control of the Company, Mr. Billingsley is authorized to obtain a loan from the Company to pay for the exercise of his unexercised D warrants.

Item 5.

Directors and Executive Officers.

Officers:

Chet Billingsley, 61 years old, has been our Chief Executive Officer since 1994 and founded the private company predecessor of the Company in 1985.  On behalf of the Company Mr. Billingsley has conducted dozens of acquisitions and business financings during this period.  He began investing in 1979 and as CEO successfully completed the Series 65 examination. He received his undergraduate education at West Point, and a Master’s Degree in Applied Physics from Harvard, with concurrent study at Harvard Business School and at MIT. Mr. Billingsley worked at General Electric from January 1979 to June 1985.  An avid business writer, Mr. Billingsley’s most recent feature is “In Defense of Business Ethics” in Management Today.

Lori J. Stansfield, CPA, 55 years old, has been our acting Chief Financial Officer since May 27, 2014. For the six years prior to joining Mentor, Lori was Director of Audit Services for Robert R. Redwitz & Co., in San Diego, California. She has taught, written about, managed, audited and prepared financial statements during the past thirty years.  She graduated Magna cum Laude in accounting from the University of Colorado in Denver and also received a Masters Degree in marketing there. She is certified as a public accountant in both Colorado and California.  Ms. Stanfield has no affiliated or conflicting outside business interests.

Stan Shaul, 49 years old, has been our Treasurer since November 24, 1998. Stan is the president of SportsClix, Inc. that he founded and incorporated on November 15, 1999. As a business founder and significant Company shareholder he brings business understanding, insight, and shareholder interest to his Board deliberations.  He graduated with a Bachelor's degree in Mathematics and Computer Science from UCLA.  Mr. Shaul has no affiliated or conflicting outside business interests.

James Blazeck, P.E., 62 years old, is our Secretary, and has been in engineering and programs management positions in nuclear aerospace and telecommunications companies since 1998. He was the founder and president of Quest Process Management Systems, Inc. which he formed in November 1990. Mr. Blazeck brings business insight and understanding to Board discussions.  He received his Bachelor’s Degree in electrical engineering from the University of Pittsburgh and a Masters Degree in computers and systems from Rensselaer Polytechnic Institute.  During the last five years Mr. Blazeck has been working at Westinghouse in engineering management and has no affiliated or conflicting outside business interests.

Directors:

Chet Billingsley, 61 (see bio above)

Stan Shaul, 49 (see bio above)

James Blazeck, P.E., 62 (see bio above)

Robert B. Meyer, 75 years old, has been the founder, publisher and editor of Barter News since 1979, and of the monthly newsletter, The Competitive Edge, since 2003. More recently, he authored the 532-page Barter News FastStart Barter Program. As a business founder Mr. Meyer brings his vast knowledge and business understanding to Board discussions.  Mr. Meyer is a former professional baseball player, playing in the major leagues with New York Yankees, Kansas City Athletics, Los Angeles Angels, Seattle Pilots and Milwaukee Brewers from 1960 - 1971.  Mr. Meyer has no affiliated or conflicting outside business interests.

Earl Kornbrekke, 71 years old, has been a retired investor during the last five years.  Earlier in his career he was a computer engineer for Tandem computers, now a division of Hewlett Packard, from 1982 to 1994 in charge of international installations of systems related to ATM networks, banks, stock exchanges, and similar commercial transaction processing applications. Mr. Kornbrekke founded and operated a regional vending business, called Main Street Vending which he sold in the 1990s. As a senior business founder and longtime Company shareholder he brings continuity and senior business understanding to Board discussions.  He was the largest investor in the Company during its first decade.  Mr. Kornbrekke has no affiliated or conflicting outside business interests.

Item 6.

Executive Compensation.

Executive compensation for the year ended December 31, 2013 was:

Name and Title	Base Salary	Bonus or Incentive	Stock/Options Granted	Total Compensation
Chester Billingsley, Chairman of the Board and Chief Executive Officer	$120,000(1)	$-	$-	$120,000
	$-	$-	$-	$-
Lori Stansfield, acting Chief Financial Officer	$$120,000	$-	$-	$120,000

(1)

Base annual salary for the Chairman of the Board and Chief Executive Officer of $104,000 per year plus $12,000 vacation pay and $4,000 sick pay has not changed from the amount set by the court in the 1998 Chapter 11 bankruptcy document.

The executive compensation has not changed in 14 years. At the time a change in executive pay is considered the Company plans to create an executive compensation committee.

Item 7.

Certain Relationships and Related Transactions, and Director Independence.

In early January, 2014, Mr. Billingsley, the Company’s CEO, placed all of his shares in a voluntary escrow with The Corporate Law Group to assure the market that the Company was not engaged in a “pump-and-dump” scheme common to securities in cannabis companies that the public was warned about by the SEC and FINRA.  Soon thereafter, the Company was approached for a possible $35 Million loan secured by Company shares and Mr. Billingsley recognized that his escrowed shares could serve a dual purpose.  To meet the large security requirement of the $35 Million loan, the Company agreed to loan Mr. Billingsley approximately 70.9% of amounts already accrued and owed to him, or $944,000, so that he could exercise some of his previously held warrants to purchase shares of the Company’s Common Stock.  These newly acquired shares of Common Stock were to be used as collateral in order to secure the $35 Million loan to the Company. After the warrants were exercised, Mr. Billingsley placed 100% of his newly purchased shares into escrow to bring the total number of escrowed shares up to 5,000,485 shares of the Company’s Common Stock, which was slated to guarantee repayment of the $35 Million loan. The $35 Million loan was mutually rescinded on June 12, 2014, but Mr. Billingsley voluntarily decided to leave his shares in escrow for the continued original purpose of assuring the market that Mentor Capital, and its insiders, were not engaged in a “pump-and-dump” scheme.

In March 2014, the Chester Billingsley, our CEO received $258,396 as partial payment of amounts due him for accrued salary and benefits.

During the nine months ended September 30, 2014, the Company accrued an incentive liability for Chester Billingsley, our CEO of $190,581. The incentive was specified in the 1998 Chapter 11 bankruptcy document which provides for an incentive for success in raising the share price, 1% rising on a sliding scale to 4% (at $8 per share) of the increase of the market capitalization of the Company beyond the book value upon confirmation of the bankruptcy plan. The Company uses the lowest stock price during the quarter for the calculation. If the stock price decreases in the subsequent quarter the accrual is not decreased. The incentive was accrued in the 2nd quarter of 2014 using the lowest stock price during the quarter of $1.33 per share and a bonus rate of 1%.

Messrs. Billingsley, Shaul, and Blazeck act as both officers and directors of the Company.  With the exception of Mr. Billingsley, all directors are independent directors under the adopted definition of independence from the NASDAQ Marketplace Rule 4200(a)(15). The directors are all shareholders of the company.

Item 8.

Legal Proceedings.

On August 11, 2014, the Registrant filed a complaint in Federal District Court for the Northern District of California for rescission against Bhang Chocolate Company, Inc., Bhang Corporation, Scott Van Rixel, and William Waggoner. Registrant alleges that Defendants have failed to perform their obligations under that certain Bhang Chocolate – Mentor Capital Cannabis Brands Cooperative Funding Agreement entered into by and between Bhang Chocolate Company, Inc. (“Bhang”) and Registrant (the “Bhang Agreement”), which anticipated Scott Van Rixel, William Waggoner, and other affiliates of Bhang as intended third party beneficiaries. Registrant has asked the court to enforce the Company’s rescission of the Agreement and seeks return of $1,500,000 paid to Bhang as consideration under the Agreement. Following several motions by defendants to the action, the court ordered the parties to arbitration.  Mentor has filed a Motion for Clarification of the court’s arbitration order and a hearing on this matter is scheduled for January 15, 2015.  The Cooperative Funding Agreement is included in exhibit 11.

Bhang continues to hold the Company’s $1,500,000 investment and until the complete investment is returned Mentor will continue to list Bhang and Bhang Financial (Bhang’s financial services off-shoot into which some of Mentor’s funds were to be invested) as Mentor portfolio companies.  Mentor anticipates one of two outcomes with this matter: (i) Bhang returns the entirety of Mentor’s investment, plus interest, at which point Bhang will no longer be listed as a Mentor portfolio company, or (ii) Mentor is awarded a security interest in Bhang, in which case Bhang will continue to be listed as a Mentor portfolio company.  Until the matter is resolved, Mentor considers the $1,500,000 invested in Bhang as an investment for which it must make periodic disclosures.

On September 5, 2014, Registrant filed a complaint in California Superior Court, County of San Mateo against WM. E. Fielding and Associates and several Doe defendants alleging causes of action for fraud and conversion associated with a wire transfer of $621,250 ostensibly to cover the purchase price of a refundable loan insurance premium for a loan Registrant was seeking. When the loan was not funded Registrant sought a return of the wired amounts but, as of yet, the funds have not been returned.

Item 9.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Registrant’s shares of common stock are traded on the Over The Counter Pink Sheets under the symbol “MNTR”.

The following is the range of high and low closing bid prices of Registrant’s stock, for the periods indicated below:

	High	Low
Quarter Ended September 30, 2014	$1.69	$0.78
Quarter Ended June 30, 2014	$3.90	$1.33
Quarter Ended March 31, 2014	$8.29	$0.22
Quarter Ended December 31, 2013	$0.36	$0.17
Quarter Ended September 30, 2013	$0.49	$0.17
Quarter Ended June 30, 2013	$0.32	$0.10
Quarter Ended March 31, 2013	$0.33	$0.11
Quarter Ended December 31, 2012	$0.29	$0.16

The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

As of September 30, 2014, there were 14,483,373 shares of common stock issued and outstanding. As of September 30, 2014, there were approximately 4,256 registered holders of Registrant’s common stock.

No dividends were declared on the common stock in the last two years.

Equity Compensation Plan

The Registrant had the following equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Equity compensation plans approved by security holders	0.00	0.00	0.00
Equity compensation plans not approved by security holders	0.00	0.00	0.00
TOTAL	0.00	0.00	0.00

Item 10.

Recent Sales of Unregistered Securities.

A.

Issuances of Stock

The Company has had no offering of securities in the past two fiscal years or year to date. All issuances of securities have been pursuant to the exercise of outstanding Warrants by existing securities holders.

B.

Exercise of Warrants

Date	Type of Security Received	Number of Shares Exercised	Price per Share(1)	Total Dollar Amount Exercised
Quarter Ended September 30, 2014	Common	2,832	1.60	4,531
Quarter Ended June 30, 2014	Common	343,888	1.60	550,221
Quarter Ended March 31, 2014	Common	7,672,258	0.53(2)(3)	4,076,499
Quarter Ended December 31, 2013	Common	80,094	0.11	8,810
Quarter Ended September 30, 2013	Common	10,464	0.11	1,151
Quarter Ended June 30, 2014	Common	2,104,970	0.11	221,649
Quarter Ended March 31, 2013	Common	423,804	0.11	46,618
Fiscal Year 2012	Common	1,651,156	0.17	275,540

(1)

Average price of warrants exercised during the quarter

(2)

The Series D warrants were reduced in price to $1.60 per share on June 18, 2014 to remain in compliance with the contingent payoff provision of the Bhang Corporation contract, which is triggered by the reduction of the warrant strike price. At no time after that date was the theoretical net proceeds of exercise and sale more than the standard 10 cent redemption proceeds and no warrants were exercised in the normal course by anybody. At the end of June it was calculated that approximately $36,788 more in Series B warrants were exercised by assorted shareholders than were authorized. The entirety of that $36,788 was credited against Billingsley’s account and he agreed to instead pay $535,101 or $1.60 per share for the 334,438 shares he had previously purchased for $0.11 per share or $36,788. No other adjustment was asked of any other shareholder.

Registrant relies upon an exemption from registration of the sale of the above securities through 11 USC Section 1145 and the Bankruptcy Court’s Plan of Reorganization and Court Order. Accordingly, the shares issued under such Plan and Order are all freely tradable, the warrants issued are all freely tradable, and the shares that spring from the warrants are all immediately freely tradable.

(3)

Average price per share includes effect of cashless exercise of 565,547 consultant warrants for 354,410 shares of common stock.

Registrant relies upon an exemption from registration of the sale of the above cashless exercise securities under Section 144 for warrants issued and held since 2009.

Item 11.

Description of Registrant’s Securities to be Registered.

We are authorized to issue 400,000,000 shares of Common Stock, no par value. As of September 30, 2014 there were 14,483,373 shares of our Common Stock outstanding, held by 4,256 shareholders. Holders of our Common Stock are entitled to one vote each per share and may exercise cumulative voting rights under California Law. Holders of Common Stock are entitled to receive pro rata such dividends, if any, as may be declared by our Board of Directors, out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock. To date, no dividends have been paid by us nor do we anticipate declaring any dividends in the near future.

We have the following warrants outstanding: 4,500 B Warrants giving holders thereof the right to buy one share of common stock at an exercise price of $0.11 and 14,504,766 D Warrants giving holders thereof the right to buy one share of common stock at an exercise price of $1.60. The Company’s Series B and D warrants expire May 11, 2038, unless closed earlier by the Company on at least 30 days’ notice.  The Company’s Plan of Reorganization provided for the creditors and claimants to receive new warrants in settlement of their claims. The Plan provides the right for the Company to call, and the Company or its designee to redeem warrants that are not exercised timely, as specified in the Plan, by transferring a $0.10 redemption fee to the former holders. Certain individuals desiring to become a Company designee to redeem warrants have deposited redemption fees with the Company that, when warrants are redeemed, will be forwarded to the former warrant holders at their last known address 30 days after the last warrant of a class are exercised, or earlier at the discretion of the Company.

There are also 689,159 H warrants outstanding that were issued for investment banking and advisory services during 2009. The H warrants have a cashless exercise provision and expire December 1, 2039.

Upon liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive pro rata the net assets of the Company available after the payment of all creditors and liquidation preferences, if any, of any outstanding Preferred Stock. Holders of Common Stock have no preemptive subscription, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and non-assessable.

Item 12.

Indemnification of Directors and Officers.

Article V, Section 7, of our Amended and Restated Bylaws provides that we shall indemnify each of our agents against expenses, judgments, fines, settlements and other amounts, actually and reasonably incurred by such person by reason of such person’s having been made or having threatened to be made a party to a proceeding in accordance with the provisions of the Articles of Incorporation and in excess of the provisions of Section 317 of the California Corporate Code.

Article V(A) of our Articles of Incorporation, as amended to date, provides that, “The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.”

Article V(B) of our Articles of Incorporation, as amended to date, provides that, “This corporation is authorized to indemnify agents of this corporation, including without limitation, officers and directors, whether by bylaw, agreement or otherwise, and shall indemnify such agents, to the fullest extent permissible under California law, and in excess of that expressly permitted by Section 317 of the California General Corporation Law.”

We have Indemnification Agreements with some of our directors, officers, and agents including our Chief Executive Officer, Chester Billingsley.

Item 13.

Financial Statements and Supplementary Data.

Audited financial statements for fiscal years ending December 31, 2012 and 2013 are attached.

Unaudited consolidated financial statements for the nine months ending September 30, 2014 are attached.

Item 14.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

 On December 2, 2014, the relationship between the Company and the firm of Albert Wong & Co., LLP (“Albert Wong”), our independent accountant who audited our financial statements for our fiscal year ended December 31, 2012 and 2013, was dismissed. Albert Wong audited our financial statements for the fiscal years ended, December 31, 2012 and 2013 and reviewed our financial statements for the three and nine months ended September 30, 2014.

In connection with the audit of our financial statements as of and for the fiscal year ended December 31, 2012 and 2013, and the September 30, 2014 interim periods, there were no disagreements with Albert Wong on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of Albert Wong, would have caused them to make reference in connection with its reports to the subject matter of the disagreements. None of the “reportable events” described in Item 304(a)(1)(iv) of Regulation S-K of the SEC’s rules and regulations have occurred during the fiscal years ended December 31, 2012 and 2013 or the subsequent interim period preceding the dismissal of Albert Wong.

The audit report of Albert Wong on our financial statements as of and for the year ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except relevant to the audit report for the year ended December 31, 2012 and 2013, which stated as follows:

“The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

Effective December 3, 2014, the Company approved the appointment of BF Borgers CPA PC (“Borgers PC”), as the Company’s independent registered public accountant, to audit our financial statement for our fiscal year ending December 31, 2014, and include such report as part of our annual report on Form 10-K for our fiscal year ending December 31, 2014. This change in independent accountants was approved by our Board of Directors. There were no consultations between us and Borgers PC prior to their appointment.

21

Item 15. Financial Statements and Exhibits.

(a)

Financial Statements Filed with Form 10

Audited Financial Statements for the years ended December 31, 2013 and 2012

1)

Audited Balance Sheets as of December 31, 2013 and 2012

2)

Audited Income Statement for the years ended December 31, 2013 and 2012

3)

Audited Statement of Cash Flows for the years ended December 31, 2013 and 2012

4)

Audited Statement of Changes in Shareholder Equity for the years ended December 31, 2013 and 2012

Unaudited Financial Statements for the nine months ended September 30, 2014

5)

Unaudited Balance Sheet as of September 30, 2014

6)

Unaudited Income Statement for the three and nine months ended September 30, 2014 and 2013

7)

Unaudited Statement of Cash Flows for the nine months ended September 30, 2014 and 2013

8)

Unaudited Statement of Changes in Shareholder Equity for the nine months ended September 30, 2014

(b)

Exhibits

3(i)

Articles of Incorporation

3(ii)

Bylaws

4

Instrument defining the rights of security holders: Chapter 11 Plan of Reorganization, Disclosure Statement and associated SEC no comment letter

10

Material Agreements

10(a)

WCI Long-Term Liquidity & Funding Agreement (May 31, 2005)

10(b)

WCI Addendum October 28, 2007

10(c)

WCI Addendum September 13, 2011 and Promissory Note

10(d)

WCI Addendum May 14, 2014

10(e)

MicroCannaBiz – Mentor Capital Cannabis Brands Cooperative Funding Agreement (February 18, 2014)

10(f)

Bhang Chocolate – Mentor Capital Cannabis Brands Cooperative Funding Agreement (February 28, 2014)

10(g)

Indemnification Agreement (July 29, 1994)

11

Statement re: computation of per share earnings

Subsidiaries

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Mentor Capital, Inc.

Date: January 21, 2015

By: /s/ Chester Billingsley

Chester Billingsley, Chairman and Chief Executive Officer

Report of Independent Registered Public Accounting Firm

To:

The Board of Directors and Shareholders of

Mentor Capital Inc.

We have audited the accompanying balance sheets of Mentor Capital, Inc. (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, shareholders' deficit and cash flows for each of the years ended December 31, 2013 and 2012. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations loss, shareholders’ deficit, and its cash flows for each of the years ended December 31, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Albert Wong & Co., LLP.

Albert Wong & Co., LLP.

Certified Public Accountants

New York, New York

November 17, 2014

Mentor Capital, Inc.

Balance Sheets

December 31, 2013 and 2012

	2013	2012
ASSETS	(Audited)	(Audited)

Current assets
Cash and cash equivalents	$40,184	15,257
Prepaid expenses and other current assets	342,408	474,371
Investments in securities (at fair value)	21,320	-

Total current assets	403,912	489,628

Property and equipment
Property and equipment	31,032	28,600
Accumulated depreciation	(26,732)	(24,501)

Property and equipment, net	4,300	4,099

Other assets
Note receivable	1,080,000	1,080,000
Shareholder loans receivable	136,000	-
Long term investments	65,943	9,733,067

Total other assets	1,281,943	10,813,067

Total assets	$1,690,155	$11,306,794

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$20,892	$20,000
Accrued expenses	6,474	15,647
Deferred fees - related party, current portion	32,000	32,000
Income taxes payable	-	51,265

Total current liabilities	59,366	118,912

Long-term liabilities
Accrued salary and benefits - related party	900,238	755,107
Deferred fees - related party, net of current portion	593,333	625,333
Investments payable	-	9,670,000
Accrued retirement and other benefits - related party	431,087	422,421

Total long-term liabilities	1,924,658	11,472,861

Shareholders' deficit

Preferred stock, no par value, 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value, 400,000,000 shares authorized; 6,688,503, and 4,149,021 shares issued and outstanding at December 31, 2013 and 2012	2,389,801	2,139,907
Additional paid in capital	495,509	495,509
Accumulated deficit	(3,179,179)	(2,920,395)

Total shareholders' deficit	(293,869)	(284,979)

Total liabilities and shareholders' deficit	$1,690,155	$11,306,794

See accompanying Notes to Financial Statements

Mentor Capital, Inc.

Statements of Operations

For the Years Ended December 31, 2013 and 2012

	2013	2012
	(Audited)	(Audited)
Revenue
Service fees	$32,000	$32,000

Cost of sales	-	-

Gross profit	32,000	32,000

Selling, general and administrative expenses	292,899	294,734

Operating income (loss)	(260,899)	(262,734)

Other income and (expense)
Interest income (expense)	2,745	5,349
Gain on investments	170	20,174
Other income (expense)	-	2,000

Total other income and (expense)	2,915	27,523

Income (loss) before provision for income taxes	(257,984)	(235,211)

Provision for income taxes	800	1,500

Net income (loss)	$(258,784)	$(236,711)

Basic and diluted net loss per common share:
Basic	$(0.045)	$(0.071)
Diluted*	$ N/A	$ N/A

Weighted average number of shares of common stock outstanding:
Basic	5,741,161	3,326,285
Diluted*	N/A	N/A

*The company recorded operating loss and so the diluted EPS will not be calculated for the diluted EPS effect is anti-dilutive.

See accompanying Notes to Financial Statements

Mentor Capital, Inc.

Statements of Changes in Shareholders’ Deficit

For the Years Ended December 31, 2013 and 2012

	Common Stock		Additional	Accumulated
	Shares	No Par	Paid In Capital	Deficit	Totals
Balance at December 31, 2011	2,503,549	$1,867,754	$495,509	$(2,683,684)	$(320,421)

Conversion of warrants to common stock, net of conversion costs	1,651,156	275,540	-	-	275,540

Shares retired	(5,684)	(3,387)	-	-	(3,387)

Net income (loss)	-	-	-	(236,711)	(236,711)

Balance at December 31, 2012	4,149,021	2,139,907	495,509	(2,920,395)	(284,979)

Conversion of warrants to common stock, net of conversion costs	2,619,332	278,228	-	-	278,228

Shares retired	(79,850)	(28,334)	-	-	(28,334)

Net income (loss)	-	-	-	(258,784)	(258,784)

Balance at December 31, 2013	6,688,503	$2,389,801	$495,509	$(3,179,179)	$(293,869)

See accompanying Notes to Financial Statements

Mentor Capital, Inc.

Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

	2013	2012
	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(258,784)	$(236,711)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	2,231	3,842
Investment (gain) loss	280	(5,772)
Loss on sale/disposal of furniture and equipment	-	2,495
Decrease (increase) in operating assets
Prepaid warranty liability	131,963	(92,004)
Increase (decrease) in operating liabilities
Accounts payable	892	15,225
Accrued expenses	(9,173)	1,881
Deferred fees	(32,000)	(32,000)
Income tax payable	(51,265)	(1,209)
Accrued salary and benefits - related party	145,131	120,477
Accrued retirement and benefits - related party	8,666	8,667

Net cash provided by (used by) operating activities	(62,059)	(215,109)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,432)	(1,977)
Investment in securities	(20,923)	-
Purchase of long term investments	(3,553)	(40,567)
Shareholder loans	(136,000)	-

Net cash provided by (used by) investing activities	(162,908)	(42,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Shares retired	(28,334)	(3,387)
Warrants converted to common stock, net of costs	278,228	275,540

Net cash provided by (used by) financing activities	249,894	272,153

Net change in cash	24,927	14,500

Beginning cash	15,257	757

Ending cash	$40,184	$15,257

SUPPLEMENTARY INFORMATION:

Cash paid for interest	$1,852	$4,187

Cash paid for income taxes	$52,065	$2,709

NON-CASH INVESTING AND FINANCING TRANSACTION:
Remove 30% investment in AGI via reduction in investment payable	$(4,700,000)	$-

Remove 48.04% investment in BDH via reduction in investment payable	$(4,966,667)	$-

See accompanying Notes to Financial Statements

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 1 – Nature of operations

History (1985 – 2008)

Mentor Capital, Inc. (“Mentor” or “the Company”) was founded as an investment partnership by the current CEO in 1985 and incorporated July 29, 1994, under the laws of the State of California. On September 12, 1996, the Company’s offering statement was qualified pursuant to Regulation A of the Securities Act, and the Company began to trade its shares publicly. On August 21, 1998, the Company filed voluntary reorganization with the bankruptcy court and, on January 11, 2000, the Company emerged from Chapter 11. The Company contracted to provide financial assistance and investment into small businesses following its reorganization.

Current Business (2008 - 2013)

Since the August 2008, name change back to Mentor Capital, Inc., the Company’s common stock has traded publicly under the trading symbol OTC Markets: MNTR.

In 2009, the Company began focusing its investing activities in leading edge cancer companies. In 2012, in response to government limitations on reimbursement for highly technical and expensive cancer treatments and a resulting business decline in the cancer development sector, the Company decided to exit that space. In the summer of 2013 the Company was asked to consider investing in a cancer related project with a medical marijuana focus. On August 29, 2013, the Company made a decision to divest of its cancer assets and focus on becoming a pure play in the cannabis and medical marijuana sector.

On January 1, 2014, Mentor purchased an additional 1% of Waste Consolidators, Inc. (WCI) for $25,000, see Note 13.

On February 28, 2014, the Company acquired a 60% ownership in Bhang Chocolate Company, Inc. (“Bhang”), see Note 13 for purchase and subsequent lawsuit.

On March 27, 2014, the Company signed an agreement to purchase up to a 51% interest in MicroCannaBiz (“MCB”), a development stage company, see Note 13.

Note 2 – Summary of significant accounting policies

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

As shown in the accompanying financial statements, the Company has a significant accumulated deficit of $3,179,179 as of December 31, 2013. The Company also continues to experience negative cash flows from operations. The Company will be required to raise additional capital to fund its operations, and will continue to attempt to raise capital resources from both related and unrelated parties until such time as the Company is able to generate revenues sufficient to maintain itself as a viable entity. These factors have raised substantial doubt about the Company's ability to continue as a going concern. There can be no assurances that the Company will be able to raise additional capital or achieve profitability. However, the Company has 14.5 million warrants outstanding in which the Company can reset the exercise price substantially below the current market price, see Note 9. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

From January 1, 2014 through the audit date, the Company raised approximately $3,821,000 from the exercise of warrants into common stock. The Company estimates it has adequate cash reserves to support one to three years of operation. Management's plans include increasing revenues through acquisition, investment, and organic growth. This is to be funded by raising additional capital through the sale of preferred and common equity securities and debt.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 2 – Summary of significant accounting policies (continued)

Concentrations of cash

The Company maintains its cash and cash equivalents in bank deposit accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and cash equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The Company had no short-term debt securities as of December 31, 2013 and 2012.

Investment in unconsolidated entity

Mentor accounted for the investment in WCI using the equity method based on the ownership interest and the Company’s limited ability to exercise significant influence at December 31, 2013 and 2012. Accordingly, the investment was initially recorded at cost with adjustments to the carrying amount of the investment to recognize our share of the earnings or losses of the investee each reporting period. Mentor ceased to recognize losses when our investment basis was zero. At December 31, 2013 and 2012, the WCI investment was $0. On January 1, 2014, the Company purchased an additional 1% interest in WCI for a 51% interest, see Note 13.

Long term investments

The Company’s investments in entities where it is a minority owner and does not have the ability to exercise significant influence are recorded at fair value if readily determinable. If the fair market value is not readily determinable, the investment is recorded under the cost-method Under this method, the Company’s share of the earnings or losses of such investee company is not included in the Company’s financial statements. The Company reviews the carrying value of its long term investments for impairment each reporting period.

Property, equipment and machinery

Property, equipment and machinery are recorded at cost. Depreciation is computed on the straight-line and declining balance methods over the estimated useful lives of various classes of property ranging from 3 to 7 years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Revenue recognition

The Company recognizes revenue in accordance with ASC 605 “Revenue Recognition”. The Company records revenue under each contract once persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is reasonably assured.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 2 – Summary of significant accounting policies (continued)

Basic and diluted income (loss) per common share

Basic net income (loss) per common share (EPS) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS adjusts basic net income (loss) per common share, computed using the treasury stock method, for the effects of potentially dilutive common shares, if the effect is not antidilutive. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock warrants. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. Outstanding warrants that had no effect on the computation of dilutive weighted average number of shares outstanding as their effect would be antidilutive were approximately 23,220,000 and 25,839,000 as of December 31, 2013 and 2012, respectively. There were 6,650,070 and 9,141,222 potentially dilutive shares outstanding at December 31, 2013 and 2012.

Income taxes

We utilize the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets and liabilities using enacted tax rates in effect for years in which the temporary differences are expected to reverse. A valuation is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Generally accepted accounting principles provide accounting and disclosure guidance about positions taken by an organization in its tax returns that might be uncertain. Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by tax authorities.

Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. The Company’s income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense.

Advertising and promotion

The Company expenses advertising and promotion costs as incurred. Advertising and promotion costs were $553 and $24,070 for the years ended December 31, 2013 and 2012, respectively.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Fair value measurements

The Fair Value Measurements and Disclosure Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal, or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 2 – Summary of significant accounting policies (continued)

Fair value measurements (continued)

The Fair Value Measurements and Disclosure Topic establish a fair value hierarchy, which prioritizes the valuation inputs into three broad levels. These three general valuation techniques that may be used to measure fair value are as follows: Market approach (Level 1) – which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources. Cost approach (Level 2) – which is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and the Income approach (Level 3) – which uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (including present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, customer deposits and other accrued liabilities approximate their fair value due to the short-term nature of these instruments.

The fair value of the note receivable is based on the net present value of calculated interest and principle payments. The carrying value approximates fair value as interest rates charged are comparable to market rates for similar notes.

The fair value of long-term notes payable is based on the net present value of calculated interest and principle payments. The carrying value of long-term debt approximates fair value due to the fact that the interest rate on the debt is based on market rates.

Recent Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Prepaid expenses and other assets

Prepaid expenses and other assets consist of the following:

	2013	2012
Prepaid advertising costs	$140,610	$72,210
Prepaid legal fees	8,387	-
Prepaid warrant liability	192,411	400,161
Investment receivable	1,000	2,000

	$342,408	$474,371

The prepaid warrant liability relates to the warrant redemption liability described in Note 10.

Note 4 – Note receivable (related party)

At December 31, 2013 and 2012, the note receivable consists of a note for $1,080,000 from WCI. The note is payable on demand and the other WCI stockholder may utilize any of his remaining Mentor warrants as currency to partially repay the loan at a rate of $0.45 per warrant. The note accrues interest at 0.42% per annum with annual interest only payments due. For the years ended December 31, 2013 and 2012, the Company recorded interest income of $4,536 from the associated company. The note originated on September 13, 2011 as payment for past amounts owed of $380,000 and for future administrative fees that will become due over time under a Liquidity Agreement between the Company and the associated company. At December 31, 2013 and 2012, deferred fees relating to the note were $625,333 and $657,333, see Note 8.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 5 – Shareholder loan receivable

The shareholder loan receivable of $136,000 at December 31, 2013 is receivable from the Company’s Chief Executive Officer (“CEO”). The loan amount is approximately ten percent of amounts due the CEO at December 31, 2013 for accrued salary and accrued retirement, as described in Note 14, therefore, no interest is being accrued on the amounts due the CEO and no interest is charged on the loan receivable . The loan is payable on demand and may be offset against the accrued amounts due the CEO.

Note 6 – Property and equipment

Property and equipment is comprised of the following at December 31, 2013 and 2012:

	2013	2012
Computers	$12,120	$9,688
Furniture and fixtures	18,912	18,912
Machinery and vehicles	-	-
	31,032	28,600

Accumulated depreciation	(26,732)	(24,501)

Net Property and equipment	$4,300	$4,099

Depreciation expense was $2,230 and $3,842 for the years ended December 31, 2013 and 2012, respectively.

Note 7 – Long term investments and fair value

The Company’s financial assets contained investments that have quoted market prices in active markets, the Company uses the quoted market prices as fair value and includes these prices in the amounts disclosed in Level 1 of the hierarchy. The Company receives the quoted market prices from a third party, nationally recognized pricing service (“pricing service”). When quoted market prices are unavailable, the Company utilizes a pricing service to determine a single estimate of fair value, which is mainly for its fixed maturity investments. The fair value estimates provided from this pricing service are included in the amount disclosed in Level 2 of the hierarchy. The Company bases all of its estimates of fair value for assets on the bid price as it represents what a third party market participant would be willing to pay in an arm’s length transaction.

The Company entered into a long-term equity funding agreement with AGI Biopharmaceutical (AGI) on November 25, 2011 to provide $4,700,000 in long term funding for up to 3,000,000 AGI shares of AGI common shares at $1.57 per common share, or 30% of AGI shares outstanding. The purchase price was to be paid from cash generated from the sale of Mentor warrants on a pro rata basis to AGI and other cancer companies where Mentor had taken an equity position under similar terms. At December 31, 2012 the long term investment in AGI was $4,700,000 and the corresponding investment payable was $4,700,000. AGI failed to provide shares for the escrow agent and on February 13, 2013, the Company gave notice to AGI that the agreement was being terminated based on non-performance.

The Company entered into a long-term equity funding agreement with Brighter Day Health (“BDH”) on December 31, 2011, to provide $5,000,000 in long term funding for up to 50,000 shares of BDH common stock at $100 per common share, or 50% of BDH common shares outstanding. The BDH common shares were delivered to an escrow agent. The purchase price was to be paid from cash generated from the sale of Mentor warrants on a pro rata basis to BDH and other cancer companies where Mentor had taken an equity position under similar terms. At December 31, 2012, the long term investment in BDH was $5,022,610, representing the long-term investment of $5,000,000 plus the increase in fair value of amounts already invested of $22,500. The investment payable at 2012 was $4,966,667. In May 2013, the Company instructed the escrow agent to process the release of BDH shares from escrow and gave notice to BDH as provided under the agreement. In accordance with the funding agreement, Mentor received 1,000 shares of BDH common stock and the remaining stock was returned to BDH.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

The hierarchy of Level 1, Level 2 and Level 3 Assets are listed as following:

	Fair Value Measurements Using Unadjusted Quoted Market Prices	Fair Value Measurements Using Quoted Prices for Identical or Similar Assets in Active Markets	Fair Value Measurements Using Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
	Equity Securities		Long-Term Equity Funding Agreements
Balance at December 31, 2011	$16,728	$-	$9,700,000
Total gains or losses
Included in earnings (or changes in net assets)	(1)	-	22,500
Purchases, issuances, sales, and settlements
Purchases	10,000	-	-
Issuances	-	-	-
Sales	(16,160)	-	-
Settlements	-	-	-
Balance at December 31, 2012	$10,567	$-	$9,722,500

Transfers to investments in securities (at fair value)	(567)	-	-
Total gains or losses
Included in earnings (or changes in net assets)	-	-	110
Purchases, issuances, sales, and settlements
Purchases	-	-	-
Issuances	-	-	-
Sales	-	-	-
Settlements	-	-	(9,666,667)
Balance at December 31, 2013	$10,000	$-	$55,943

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 8 – Deferred fees (related party)

The deferred fees represent deferred administrative fees relating to the note receivable (related party) described in Note 4. The deferred balances at December 31, 2013 and 2012 were:

	2013	2012
Deferred fees	$625,333	$657,333

Less: Current portion	32,000	32,000

Non-current portion	$593,333	$625,333

Note 9 – Common stock warrants

The Company's Plan of Reorganization provided for the creditors and claimants to receive new warrants in settlement of their claims. The term of the warrants, initially sixteen months, has been extended by the Company until May 11, 2038. Management believes that identification of a specific expiration date was merely a formality and that this was not a material change from the automatic extensions which were initially provided for by vote of the board of directors and which were being performed annually since issuance, and also because the shareholders and warrant holders are primarily the same. The Company recorded no accounting impact as a result of the extension.

Each warrant is callable by the Company if the share price exceeds the exercise price by the lesser of $1 or 100%. The warrant holders have a minimum of 30 calendar days during which to exercise their warrants once they are called. The Company may lower the exercise price of the warrants at any time. Similarly, the Company could, but does not anticipate, reverse splitting the stock to raise the stock price above the warrant exercise price. The warrants are specifically not affected and do not split with the shares in the event of a reverse split. If the warrants are not exercised, the Company has the right to designate the warrants to a new holder in return for a $0.10 per share redemption fee payable to the original warrant holder as discussed further in Note 7. All such changes in the exercise price of series A, B, C and D warrants were provided for by the court in the Plan of Reorganization in order to provide a mechanism for debtors to receive value. Therefore, Management believes that the act of lowering the exercise price is not a change from the original warrant grants and the Company has not recorded an accounting impact as the result of such change in exercise prices.

Exercise prices at December 31, 2011 and subsequent lower prices for the A, B, C and D warrants are as follow:

	Series A	Series B	Series C	Series D
December 31, 2011	$1.00	$3.00	$0.65	$7.00
March 21, 2012	$0.09	$3.00	$0.65	$7.00
August 21, 2012	$0.09	$0.11	$0.65	$7.00
April 1, 2013	$0.01	$0.11	$0.09	$7.00

At November 8, 2009, the Company entered into an Investment Banking agreement with Network One Securities, LLC and a related Strategic Advisory Agreement with Lenox Hill Partners, LP with regard to a potential merger with a cancer development company. In conjunction with those related agreements, the Company issued 81,699 Series E ($1) Warrants, 369,037 Series F ($3) Warrants, 85,579 Series G ($0.65) Warrants and 689,159 Series H ($7) Warrants, all with a 30 year life. The warrants are subject to cashless exercise based upon the ten day trailing closing bid price preceding the exercise as interpreted by the Company. The fair value of the warrants issued under the agreements was estimated on the date of the issuance using the Black-Scholes option pricing model. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price. The average expected life is based on the contractual term of the warrant and expected exercise behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

The following table provides the assumptions used to value the options granted and warrants issued using the Black-Scholes option pricing model:

	Series E	Series F
	and G	and H
Stock price volatility	111.60%	111.60%
Risk-free rate of return	4.26%	4.26%
Annual dividend yield	0.00%	0.00%
Expected life (in years)	0.5	3.0

As of December 31, 2013 and 2012 the weighted average contractual life for all Mentor warrants was 24.5 years and 25.5 years, respectively, and the weighted average outstanding warrant exercise price was $4.92 and $4.43 per share, respectively.

During the years ended December 31, 2013 and 2012, a total of 2,619,332 and 1,645,472 warrants were exercised, respectively. There were no warrants issued during the years ended December 31, 2013 and 2012. The intrinsic value of outstanding warrants at December 31, 2013 and 2012 was $1,553,055 and $755,076, respectively.

The following table summarizes common stock warrants as of each period:

	Series A	Series B	Series C	Series D	A,B,C,D Total Warrants
Outstanding at December 31, 2011	2,244,916	8,199,330	470,628	15,312,627	26,227,501

Issued	-	-	-	-	-

Exercised	(1,056,007)	(247,017)	(342,448)	-	(1,645,472)

Outstanding at December 31, 2012	1,188,909	7,952,313	128,180	15,312,627	24,582,029

Issued	-	-	-	-	-

Exercised	-	(2,619,332)	-	-	(2,619,332)

Outstanding at December 31, 2013	1,188,909	5,332,981	128,180	15,312,627	21,962,697

Series E, F, G and H warrants were issued for investment banking and advisory services during 2009. The warrants, none of which have been exercised, are as follows:

	Series E 1.00 exercise price	Series F $3.00 exercise price	Series G $0.65 exercise price	Series H $7.00 exercise price	E,F,G,H Total Warrants
Outstanding at December 31, 2011, 2012 and 2013	107,931	369,037	88,579	689,159	1,254,706

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 10 – Warrant redemption liability

The Plan of Reorganization provides the right for the Company to call, and the Company or its designee to redeem warrants that are not exercised timely, as specified in the Plan, by transferring a $0.10 redemption fee to the former holders. Certain individuals desiring to become a Company designee to redeem warrants have deposited redemption fees with the Company that, when warrants are redeemed, will be forwarded to the former warrant holders at their last known address 30 days after the last warrant of a class is exercised, or earlier at the discretion of the Company. The Company has arranged for a service to process the redemption fees in offset to an equal amount of liability. Included in prepaid expenses at December 31, 2013 and 2012 was $192,411 and $400,161 of prepaid warrant redemption fees, respectively.

Note 11 – Stockholders’ equity

Common Stock

The Company has a total of 400,000,000 shares of Common Stock, no par value authorized at December 31, 2013 and 2012. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may accumulate their votes for the election of directors. During 2007, the Company effected a 1,000 to 1 reverse stock split on its outstanding common stock, under the authority of the Plan, and subsequent to receiving 84% shareholder approval and Board of Directors approval. During September 2008, the Company announced a stock repurchase plan which allowed for a total of 12.5% of the Company’s shares outstanding at that time to be repurchased during future periods. All shares under the 2008 repurchase plan were repurchased prior to December 31, 2013.

Note 12 – Income tax

The Company is taxed as a C-Corporation for federal income tax purposes.

The provision (benefit) for income taxes for the years ended December 31, 2013 and 2012 consist of the following:

	2013	2012
Current:
Federal	$-	$-
State	800	1,500
	800	1,500
Deferred:
Federal	68,700	67,300
State	17,800	17,300
Change in valuation	(86,500)	(84,600)
	-	-
Total provision (benefit)	$800	$1,500

The Company has net deferred tax assets resulting from a timing difference in recognition of deferred revenue and from net operating loss carryforwards.

At December 31, 2013, the Company had approximately $488,800 of federal net operating loss carryforwards that begin expiring in 2030 and $854,000 of California net operating loss carryforwards that begin expiring in 2022.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 12 – Income tax (continued)

The income tax provision (benefit) differs from the amount computed by applying the US federal income tax rate of 34% to net income (loss) before income taxes for the years ended December 31, 2013 and 2012 as a result of the following:

	2013	2012

Net income (loss) before taxes	$(258,784)	$(236,711)
US federal income tax rate	34%	34%

Computed expected tax provision (benefit)	(87,987)	(80,482)
Permanent differences and other	1,487	(4,118)
Change in valuation	86,500	84,600
Federal income tax provision	$-	$-

The significant components of deferred income tax assets as of December 31, 2013 and 2012 after applying enacted corporate income tax rates are as follows:

	2013	2012

Net Operating Losses carried forward	$241,300	$130,600
Deferred revenue and other	267,600	281,600
Valuation allowance	(508,900)	(412,200)
	$-	$-

Note 13 – Lease commitments

Operating Leases

Mentor currently rents approximately 2,000 square feet of office space on a month-to-month basis in Ramona, California in San Diego County. Rent expense for the years ended December 31, 2013 and 2012 were $22,435 and $26,628, respectively.

Note 14 – Accrued salary, accrued retirement and related party transactions

As of December 31, 2013 and 2012, the Company had an outstanding liability to its Chief Executive Officer ("CEO") for accrued salaries and benefits in the amount of $900,238 and $755,107, respectively, and accrued retirement and other benefits of $431,087, $422,421, respectively, that have accrued variably over the preceding 28 years.

Note 15 – Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines than an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2013 and 2012, the Company is not aware of any contingent liabilities that should be reflected in the accompanying financial statements.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 16 – Segment Information

Currently, the Company is operating an acquisition and investment business and has only one location. Therefore, no operating units or geographic segment information will be provided.

Note 17 – Subsequent events

Purchase of majority interest in WCI

Effective January 1, 2014, Mentor purchased an additional 1% interest in WCI for $25,000 which resulted in a 51% ownership in WCI.

In 2013 and 2012 Mentor’s investment in WCI was recorded as an associated company under the equity method. The Company did not have any control in the Board of Directors of WCI and did not have any obligation to provide financing or absorb any residual gain of WCI,

In accordance with Accounting Standard Codification 810-10, Consolidation – Overall, on January 1, 2014 Mentor remeasured its previously held equity interest at the acquisition-date fair value and recognized the resulting gain on investment in subsidiary. From then on, the Company will consolidate WCI as a subsidiary and calculate the 49% non-controlled interest equity as required by ASC 810.

Loan to CEO for exercise of warrants required for loan escrow

The Company agreed to loan the CEO approximately 70.9% of amounts owed to him, or $944,000, in January 2014, to exercise additional warrants into shares to be used as collateral for a potential loan to the Company. After the warrants were exercised, CEO Billingsley has 100% of his shares owned, 5 million shares, in an escrow which was to guarantee the potential loan. The loan was mutually rescinded on June 12, 2014, and the shares remain in escrow as of the audit date.

Acquisition of interest in Bhang Chocolate Company, Inc. and suit seeking rescission

On January 17, 2014, the Company transitioned out of its cancer related trading dormancy by announcing its first cannabis sector letter of intent amidst significantly increased share volume and price. The Company entered into a co-operative funding agreement with Bhang Chocolate Company, Inc. on February 28, 2014, that provided for the purchase from original owners of a 60% ownership in Bhang. Unrelated debt funding for Mentor Capital had been announced by a private equity group. Bhang original owners were to receive $9,000,000 in consideration in the first 90 days. During the first 90 days, $1,500,000 was provided to Bhang original owners from proceeds of warrant exercise. The lending equity group was unable to fund the loan they announced.

As provided in the funding agreement, in the event of any shortfall in cash payment, the Bhang owners may elect to immediately receive free trading Mentor shares to the extent not otherwise covered by cash available for payment, or alternatively, they may elect to receive cash from ongoing warrant exercise plus a 10% late payment penalty. The owners asked for immediate payment and $7,500,000 in freely trading shares were delivered to them.

An additional $30,000,000 million in expansion funding was to be gradually invested into the Bhang Chocolate Company as it was received from warrant exercise over approximately the next 36 months. In response to the unexpected inability of the private equity group to fund the loan, Mentor triggered the “contingent payoff” provision in the contract by decreasing the strike price on its already called outstanding D warrants to $1.60 per share. In connection with the contingent payoff, if there is a future shortfall in delivering the $39,000,000 total after all MNTR warrants were exercised, the Company can fully satisfy its obligation by issuing 200% of the shortfall in common stock to Bhang owners. The Company has complied with the contract obligations to date. The Company paid Bhang owners $1,500,000 within the first 90 days and the shortfall was paid by assigning Mentor shares to Bhang minority owners or in the alternative could have been satisfied from ongoing warrant exercise.

Mentor Capital, Inc.

Notes to Financial Statements

December 31, 2013 and 2012

Note 17 – Subsequent events (continued)

On June 24, 2014, Bhang owners unilaterally announced that Bhang was no longer doing any business with Mentor and Bhang was terminating all remaining details of its relationship with Mentor. Bhang failed to provide share certificates as evidence of ownership or provide other promised consideration to Mentor, effectively rescinding the contract by their actions. In addition, Bhang owners have declined to return any of the $1,500,000 they were paid from Mentor. On August 11, 2014, Mentor filed suit against Bhang and its owners, in the United States District Court for the Northern District of California for rescission seeking return of the $1,500,000 investment the Company made to Bhang.

Acquisition in MicroCannaBiz and related funding agreement

The Company entered into a co-operative funding agreement with MicroCannaBiz (“MCB”), that closed on February 18, 2014, to purchase up to a 51% interest in MCB, a development stage company. MCB provides cannabis and marijuana related private companies, investors and microcap issuers with information resources including client company specific publications, directories, and continuing education courses. MCB is to receive up to $200,000 in funding as Mentor receives proceeds from warrant exercise. Allocation of funding to MCB is discretionary and may be reduced to $100,000 with no change in Mentor’s ownership if Mentor is dissatisfied with MCB performance. The Company has the right, in its sole discretion, to convert the paid portion of the $200,000 equity investment in MCB to a six percent (6%) ten-year note payable to Mentor by the majority owner of MCB in 120 equal payments of principal and interest at any time. If triggered, this provision would truncate further funding. Alternatively, if Mentor’s allocation of funds to MCB is less than the pro rata share MCB would normally receive from warrant exercise under the agreement, then MCB may elect to convert the equity investment to a loan.

Loan commitment fee receivable

In March 2013, the Company paid $621,200, which represented 1.75% of the potential loan amount, in refundable fees paid for credit default insurance to a third party as required by the lender on an international loan facility. The lender was unable to fund the loan and a cooperative exit from the loan commitment was agreed to by the parties on June 12, 2014. The lender has released the requirement for credit default insurance and the insurance company has agreed to return the fee, however the refund has not yet been received. On September 5, 2014, the Company filed suit in San Mateo County Superior Court against Wm. E. Fielding and Associates, Inc. for conversion and fraud seeking return of the $621,200 in fees.

MENTOR CAPITAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2014

Mentor Capital, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash and cash equivalents	$553,467	40,184
Accounts receivable - trade	295,822	-
Receivable - Bhang Corporation and shareholders	1,500,000	-
Prepaid expenses	183,632	342,408
Investment in account receivable, net of discount	101,250	-
Investments in securities, at fair value	8,248	21,320
Employee advances	16,997	-
Other assets	4,725	-

Total current assets	2,664,141	403,912

Property and equipment
Property and equipment	236,523	31,032
Accumulated depreciation	(175,857)	(26,732)

Property and equipment, net	60,666	4,300

Other assets
Subsidiary note receivable	-	1,080,000
Shareholder loans receivable	1,213,410	136,000
Deposits	9,575	-
Convertible note receivable	100,000	-
Long term investments	64,793	65,943
Goodwill	1,426,183	-

Total other assets	2,813,961	1,281,943

Total assets	$5,538,768	$1,690,155

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities
Accounts payable	$21,239	$20,892
Accrued expenses	119,076	6,474
Deferred fees - related party, current portion	-	32,000
Line of credit	60,000	-
Current portion of long term debt	11,665	-

Total current liabilities	211,980	59,366

Long-term liabilities
Accrued salary and benefits - related party	888,665	900,238
Long term debt, net of current portion	2,993	-
Deferred fees - related party, net of current portion	-	593,333
Accrued retirement and other benefits - related party	437,587	431,087

Total long-term liabilities	1,329,245	1,924,658

Mentor Capital, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (continued)

	September 30, 2014	December 31, 2013
	(Unaudited)	(Audited)
Shareholders' deficit

Preferred stock, no par value, 100,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value, 400,000,000 shares authorized; 14,483,373 and 6,688,503 shares issued and outstanding at September 30, 2014 and December 31, 2013	7,002,016	2,389,801
Additional paid in capital	234,731	495,509
Accumulated deficit	(3,190,447)	(3,179,179)
Non-controlling interest	(48,757)	-

Total shareholders' deficit	3,997,543	(293,869)

Total liabilities and shareholders' deficit	$5,538,768	$1,690,155

Mentor Capital, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Revenue
Service fees	$544,615	$-	$1,543,578	$-
Publication revenue	1,600	-	2,550	-
Other revenue	-	8,000	-	24,000

Total revenue	546,215	8,000	1,546,128	24,000

Cost of sales	381,776	-	1,057,355	-

Gross profit	164,439	8,000	488,773	24,000

Selling, general and administrative expenses	334,567	70,436	1,069,861	207,298

Operating income (loss)	(170,128)	(62,436)	(581,088)	(183,298)

Other income and (expense)
Gain recognized on purchase of majority
Interest in WCI	-	-	1,250,964	-
Interest income	12,453	4,473	15,982	2,699
Interest expense	(7,043)	-	(13,550)	-
Loan costs	-	-	(635,851)	-
Gain (loss) on investments	(7,782)	170	(5,590)	170
Gain (loss) on equipment disposals	(4,925)	-	(1,886)	-
Other income (expense)	-	46	167	46

Total other income and (expense)	(7,297)	4,689	610,236	2,915

Income (loss) before provision for
income taxes	(177,425)	(57,747)	29,148	(180,383)

Provision for income taxes		-	2,525	800

Net income (loss)	(177,425)	(57,747)	26,623	(181,183)

Gain attributable to non-controlling interest	8,641	-	37,891	-

Net income (loss) attributable to controlling
interest	$(186,066)	$(57,757)	$(11,268)	$(181,183)
Basic and diluted net loss per common share:
Basic	$(0.013)	$(0.009)	$(0.001)	$(0.024)
Diluted*	$ N/A	$ N/A	$ N/A	$ N/A

Weighted average number of shares of common stock outstanding:
Basic	14,492,602	6,650,277	12,539,342	6,650,277
Diluted*	N/A	N/A	N/A	N/A

*The company recorded operating loss and so the diluted EPS will not be calculated for the diluted EPS effect is anti-dilutive

Mentor Capital, Inc. and Subsidiaries

Condensed Consolidated Statement of Changes in Shareholders’ Equity

For the Nine Months ended September 30, 2014 (Unaudited)

	Common stock		Additional paid	Accumulated	Non-controlling
	Shares	no par	in capital	deficit	deficit	Totals

Balance at December 31, 2013	6,688,503	$2,389,801	$495,509	$(3,179,179)	$-	$(293,869)

Effect of consolidating interest in WCI previously accounted for at cost, effective January 1, 2014	-	-	-	-	(48,179)	(48,179)

Conversion of warrants to common stock, net of conversion costs	7,462,150	4,370,474	-	-	-	4,370,474

Cashless exercise of advisor warrants	354,410	260,778	(260,778)	-	-	-

Shares retired	(21,690)	(19,037)	-	-	-	(19,037)

Minority contributed capital	-	-	-	-	10,300	10,300

Minority shareholder
distribution	-	-	-	-	(48,769)	(48,769)

Net income (loss)	-	-	-	(11,268)	37,891	26,623

Balance at September 30, 2014	14,483,373	$7,002,016	$234,731	$(3,190,447)	$(48,757)	$3,997,543

Mentor Capital, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(11,268)	$(181,183)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	19,314	615
Investment (gain) loss	5,590	-
Loss on sale/disposal of furniture and equipment	1,886	-
Gain recognized on purchase of majority interest in WCI	(1,250,964)	-
Receivable discount amortization	(11,250)	-
Decrease (increase) in operating assets
Accounts receivable - trade	(35,637)	-
Receivable - Bhang Chocolate Company shareholders	(1,500,000)	-
Prepaid expenses	(31,976)	1,240
Other assets	(3,725)	(5,581)
Increase (decrease) in operating liabilities
Accounts payable	(12,274)	(3,892)
Accrued expenses	(25,386)	(2,045)
Deferred fees	-	8,000
Accrued salary and benefits - related party	(11,573)	(36,283)
Accrued retirement and benefits - related party	6,500	(2,166)

Net cash provided by (used by) operating activities	(2,860,763)	(221,295)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(33,826)	-
Sale of property and equipment	7,499	1,432
Sale of investment in securities	7,482	20,753
Investment in receivable	(90,000)	-
Purchase of convertible note receivable	(100,000)	-
Proceeds from long term investment	1,150	-
Purchase of additional interest in WCI	(25,000)	-
Employee advances	254	-
Shareholder loans	(72,875)	33,000

Net cash provided by (used by) investing activities	(305,316)	55,185

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long term debt	$(46,479)	$-
Borrowing on line of credit	60,000	-
Shares retired	(19,037)	(10,464)
Warrants converted to common stock, net of costs	3,637,505	275,209

Net cash provided by (used by) financing activities	3,631,989	264,745

Net change in cash	465,910	98,635

Beginning cash	87,557	40,184

Ending cash	$553,467	$138,819

	Nine Months Ended
	September 30,	September 30,
	2014	2013
SUPPLEMENTARY INFORMATION:

Cash paid for interest	$13,550	$70

Cash paid for income taxes	$2,525	$800

NON-CASH INVESTING AND FINANCING TRANSACTION:
CEO exercise of warrants via increase in shareholder loans receivable	$944,231	$-

CEO assumption of warrant liability via decrease in shareholder loans receivable	$(19,700)	$-

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 1 – Nature of operations

History (1985 – 2008)

Mentor Capital, Inc. (“Mentor” or “the Company”) was founded as an investment partnership by the current CEO in 1985 and incorporated July 29, 1994, under the laws of the State of California. On September 12, 1996, the Company’s offering statement was qualified pursuant to Regulation A of the Securities Act, and the Company began to trade its shares publicly. On August 21, 1998, the Company filed voluntary reorganization with the bankruptcy court and, on January 11, 2000, the Company emerged from Chapter 11. The Company contracted to provide financial assistance and investment into small businesses following its reorganization.

Current Business (2008 - 2014)

Since the August 2008, name change back to Mentor Capital, Inc., the Company’s common stock has traded publicly under the trading symbol OTC Markets: MNTR.

In 2009 the Company began focusing its investing activities in leading edge cancer companies. In response to government limitations on reimbursement for highly technical and expensive cancer treatments and a resulting business decline in the cancer development sector, the Company decided to exit that space. In the summer of 2013 the Company was asked to consider investing in a cancer related project with a medical marijuana focus. On August 29, 2013, the Company made a decision to divest of its cancer assets and focus on becoming a pure play in the cannabis and medical marijuana sector.

Effective January 1, 2014, Mentor purchased an additional 1% interest in WCI for $25,000 which resulted in a 51% ownership in WCI. At December 31, 2013, Mentor’s investment in WCI was recorded under the equity method. In accordance with Accounting Standard Codification 810-10, Consolidation – Overall, on January 1, 2014 Mentor remeasured its previously held equity interest at the acquisition-date fair value and recognized the resulting gain on investment in subsidiary, see Note 14. WCI is a legacy investment that is included in the consolidated financial statements for the three and nine months ended September 30, 2014 and is reported as an investment under the equity method at December 31, 2013 and the three and nine months ended September 30, 2013.

On February 18, 2014, the Company signed an agreement to purchase a 51% interest in MicroCannaBiz (“MCB”), a development stage company, for $200,000. MCB provides cannabis and marijuana related private companies, investors and microcap issuers with information resources including client company specific publications, directories, and continuing education courses. See Note 8. MCB operations are included in the consolidated financial statements for the three and nine months ended September 30, 2014.

On February 28, 2014, the Company acquired a 60% ownership in Bhang Chocolate Company, Inc. (“Bhang”), see Note 5 regarding the purchase and subsequent Mentor lawsuit seeking rescission of the agreement. Amounts invested in Bhang are reported as Receivable from Bhang Chocolate Company shareholders in the consolidated balance sheet at September 30, 2014.

Note 2 – Summary of significant accounting policies

Condensed consolidated financial statements

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The results of operations for the periods ended September 30, 2014 are not necessarily indicative of the operating results for the full years.

Basis of presentation

The Company’s condensed consolidated financial statements include majority owned subsidiaries of 51% or more. The condensed consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America. All material intercompany balances and transactions have been eliminated in consolidation.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of significant accounting policies (continued)

Basis of presentation (continued)

As shown in the accompanying consolidated financial statements, the Company has a significant accumulated deficit of $3,190,447 as of September 30, 2014. The Company also continues to experience negative cash flows from operations. The Company will be required to raise additional capital to fund its operations, and will continue to attempt to raise capital resources from both related and unrelated parties until such time as the Company is able to generate revenues sufficient to maintain itself as a viable entity. These factors have raised substantial doubt about the Company's ability to continue as a going concern. There can be no assurances that the Company will be able to raise additional capital or achieve profitability. However, the Company has 14.5 million warrants outstanding in which the Company can reset the exercise price substantially below the current market price, see Note 6. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

From January 1, 2014 through the date of this report, the Company raised approximately $3,637,500 from the exercise of warrants into common stock. The Company estimates it has adequate cash reserves to support one to three years of operation. Management's plans include increasing revenues through acquisition, investment, and organic growth. This is to be funded by raising additional capital through the sale of equity securities and debt.

Concentrations of cash

The Company maintains its cash and cash equivalents in bank deposit accounts which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts nor does the Company believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and cash equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The Company had no short-term debt securities as of September 30, 2014.

Accounts receivable

Customer accounts receivable are classified as current assets and are carried at original invoice amounts less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. The estimate of allowance for doubtful accounts is based on the Company's bad debt experience, market conditions, collateral available, and aging of accounts receivable, among other factors. If the financial condition of the Company's customers deteriorates resulting in the customer's inability to pay the Company's receivables as they come due, additional allowances for doubtful accounts will be required. At September 30, 2014, the Company considers its accounts receivable to be fully collectible and no allowance has been included in the accompanying financial statements.

Investment in unconsolidated entities

Prior to acquiring a controlling interest in WCI on January 1, 2014, Mentor accounted for the investment in WCI using the equity method based on the ownership interest and the Company’s limited ability to exercise significant influence at December 31, 2013. Accordingly, the investment was initially recorded at cost with adjustments to the carrying amount of the investment to recognize our share of the earnings or losses of the investee each reporting period. Mentor ceased to recognize losses when our investment basis was zero. At December 31, 2013, the WCI investment was $0. On January 1, 2014, the Company purchased an additional 1% interest in WCI for a 51% interest, see Note 14.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of significant accounting policies (continued)

Long term investments

The Company’s investments in entities where it is a minority owner and does not have the ability to exercise significant influence are recorded at fair value if readily determinable. If the fair market value is not readily determinable, the investment is recorded under the cost-method. Under this method, the Company’s share of the earnings or losses of such investee company is not included in the Company’s financial statements. The Company reviews the carrying value of its long term investments for impairment each reporting period.

Investment in account receivable, net of discount

The Company invested in an account receivable and promissory note on July 8, 2014 which is due on or before January 15, 2014. The investment was recorded at face value with an offsetting discount at the time purchased. The discount is being amortized to interest over the term of the note.

Property and equipment

Property, equipment and vehicles are recorded at cost. Depreciation is computed on the straight-line and declining balance methods over the estimated useful lives of various classes of property ranging from 3 to 7 years.

Software development costs relate to development of MCB’s website and cannabis directory. Software research and development costs are expensed as incurred. Software development costs are subject to capitalization beginning when a product’s technological feasibility has been established and ending when a product is available for general release. The Company capitalized website software costs incurred during the three and nine months ended September 30, 2014, however, the website and directory launch was subsequent to September 30, 2014. Therefore, the Company has not recorded amortization for the three and nine months ended September 30, 2014. Software development costs will be amortized over 3 years.

Expenditures for renewals and betterments are capitalized and maintenance and repairs are charged to expense. Upon retirement or sale, the cost of assets disposed and the accumulated depreciation is removed from the accounts. The resulting gain or loss is credited or charged to income.

Goodwill

Goodwill of $1,324,143 was derived from consolidating WCI effective January 1, 2014, see Note 14. The remaining $102,040 of goodwill relates to the 1999 acquisition of a 50% interest in WCI. The Company accounts for its goodwill in accordance with FASB Accounting Standards Codification 350, Intangibles – Goodwill and Other, which requires the Company to test goodwill for impairment annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, rather than amortize. Goodwill impairment tests consist of a comparison of each reporting unit’s fair value with its carrying value. Impairment exists when the carrying amount of goodwill exceeds the implied fair value for each reporting unit. To estimate the fair value, management used valuation techniques which included the discounted value of estimated future cash flows. The evaluation of impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and are subject to change as future events and circumstances change. Actual results may differ from assumed and estimated amounts. Management determined that no impairment write-downs were required as of September 30, 2014 and December 31, 2013.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of significant accounting policies (continued)

Revenue recognition

The Company recognizes revenue in accordance with ASC 605 , “Revenue Recognition”. The Company records revenue under each contract once persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collectability is reasonably assured.

Cost of services

Cost of services consists of direct costs to service customers under the service contracts.

Basic and diluted income (loss) per common share

Basic net income (loss) per common share (EPS) is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS adjusts basic net income (loss) per common share, computed using the treasury stock method, for the effects of potentially dilutive common shares, if the effect is not antidilutive. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock warrants. Diluted EPS excludes all dilutive potential shares if their effect is antidilutive. Outstanding warrants that had no effect on the computation of dilutive weighted average number of shares outstanding as their effect would be antidilutive were approximately 15,198,000 and 23,220,000 as of September 30, 2014 and December 31, 2013, respectively. The Company had 4,500 and 6,650,070 potentially dilutive shares outstanding at September 30, 2014 and December 31, 2013.

Income taxes

Generally accepted accounting principles provide accounting and disclosure guidance about positions taken by an organization in its tax returns that might be uncertain. Management considers the likelihood of changes by taxing authorities in its filed income tax returns and recognizes a liability for or discloses potential changes that management believes are more likely than not to occur upon examination by tax authorities.

Management has not identified any uncertain tax positions in filed income tax returns that require recognition or disclosure in the accompanying financial statements. The Company’s income tax returns for the past three years are subject to examination by tax authorities, and may change upon examination. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in interest expense. No interest expense or penalties were recognized during the nine months ended September 30, 2014.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from these estimates.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 2 – Summary of significant accounting policies (continued)

Fair value measurements

The Fair Value Measurements and Disclosure Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal, or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

The Fair Value Measurements and Disclosure Topic establish a fair value hierarchy, which prioritizes the valuation inputs into three broad levels. These three general valuation techniques that may be used to measure fair value are as follows: Market approach (Level 1) – which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources. Cost approach (Level 2) – which is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and the Income approach (Level 3) – which uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (including present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

The carrying amounts of cash, accounts receivable, prepaid expenses and other current assets, accounts payable, customer deposits and other accrued liabilities approximate their fair value due to the short-term nature of these instruments.

The fair value of the note receivable is based on the net present value of calculated interest and principle payments. The carrying value approximates fair value as interest rates charged are comparable to market rates for similar notes.

The fair value of long-term notes payable is based on the net present value of calculated interest and principle payments. The carrying value of long-term debt approximates fair value due to the fact that the interest rate on the debt is based on market rates.

Recent Accounting Standards

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Investments

The investment in account receivable is supported by a promissory note which matures January 15, 2015 and consists of the following at September 30, 2014:

Face value	$117,000
Unamortized discount	(15,750)
Net balance	$101,250

During the three and nine months ended September 30, 2014, $11,250 of discount amortization is included in interest income.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 4 – Property and equipment

Property and equipment is comprised of the following:

	September 30,	December 31,
	2014	2013
Computers	$18,644	$12,120
Furniture and fixtures	19,491	18,912
Machinery and vehicles	174,308	-
Capitalized software	24,080	-
	236,523	31,032

Accumulated depreciation	(175,857)	(26,732)

Net Property and equipment	$60,666	$4,300

Depreciation expense for the three and nine months ended September 30, 2014 and 2013 were:

Three Months Ended		Nine Months Ended
September 30,	September 30,	September 30,	September 30,
2014	2013	2014	2013
5,864	615	19,314	1,846

Note 5 – Acquisition of interest in Bhang Chocolate Company, Inc. and suit seeking rescission

On January 17, 2014, the Company transitioned out of its cancer related trading dormancy by announcing its first cannabis sector letter of intent amidst significantly increased share volume and price. The Company entered into a co-operative funding agreement with Bhang Chocolate Company, Inc. on February 28, 2014, that provided for the purchase from owners of a 60% ownership in Bhang. Unrelated debt funding for Mentor Capital had been announced by a private equity group. Bhang owners were to receive $9,000,000 in consideration in the first 90 days. During the first 90 days, $1,500,000 was provided to Bhang owners from proceeds of warrant exercise. The lending equity group was unable to fund the loan they announced.

As provided in the funding agreement, in the event of any shortfall in cash payment, the Bhang owners may elect to immediately receive free trading Mentor shares to the extent not otherwise covered by cash available for payment, or alternatively, they may elect to receive cash from ongoing warrant exercise plus a 10% late payment penalty. The owners asked for immediate payment and $7,500,000 in freely trading shares were delivered to them.

An additional $30,000,000 million in expansion funding was to be gradually invested into the Bhang Chocolate Company as it was received from warrant exercise over approximately the next 36 months. In response to the unexpected inability of the private equity group to fund the loan, Mentor triggered the “contingent payoff” provision in the contract by decreasing the strike price on its already called outstanding D warrants to $1.60 per share. In connection with the contingent payoff, if there is a future shortfall in delivering the $39,000,000 total after all MNTR warrants were exercised, the Company can fully satisfy its obligation by issuing 200% of the shortfall in common stock to Bhang owners. The Company has complied with the contract obligations to date. The Company paid Bhang owners $1,500,000 within the first 90 days and the shortfall was paid by assigning Mentor shares to Bhang minority owners or in the alternative could have been satisfied from ongoing warrant exercise.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 5 – Acquisition of interest in Bhang Chocolate Company, Inc. and suit seeking rescission (continued)

On June 24, 2014, Bhang owners unilaterally announced that Bhang was no longer doing any business with Mentor and Bhang was terminating all remaining details of its relationship with Mentor. Bhang failed to provide share certificates as evidence of ownership or provide other promised consideration to Mentor, effectively rescinding the contract by their actions. In addition, Bhang owners have declined to return any of the $1,500,000 they were paid from Mentor. On August 11, 2014, Mentor filed suit against Bhang and its owners, in the United States District Court for the Northern District of California for rescission seeking return of the $1,500,000 investment the Company made in Bhang.

Note 6 – Common stock warrants

The Company's Plan of Reorganization provided for the creditors and claimants to receive new warrants in settlement of their claims. The term of the warrants, initially sixteen months, has been extended by the Company until May 11, 2038.

Each warrant is callable by the Company if the share price exceeds the exercise price by the lesser of $1 or 100%. The warrant holders have a minimum of 30 calendar days during which to exercise their warrants once they are called. The Company may lower the exercise price of the warrants at any time. Similarly, the Company could, but does not anticipate, reverse splitting the stock to raise the stock price above the warrant exercise price. The warrants are specifically not affected and do not split with the shares in the event of a reverse split. If the warrants are not exercised, the Company has the right to designate the warrants to a new holder in return for a $0.10 per share redemption fee payable to the original warrant holder as discussed further in Note 7. Exercise prices at December 31, 2011 and subsequent lower prices for the A, B, C and D warrants are as follow:

	Series A	Series B	Series C	Series D
April 1, 2013	$0.01	$0.11	$0.09	$7.00
June 18, 2014	$-	$0.11	$-	$1.60

At November 8, 2009, the Company entered into an Investment Banking agreement with Network One Securities, LLC and a related Strategic Advisory Agreement with Lenox Hill Partners, LP with regard to a potential merger with a cancer development company. In conjunction with those related agreements, the Company issued 81,699 Series E ($1) Warrants, 369,037 Series F ($3) Warrants, 85,579 Series G ($0.65) Warrants and 689,159 Series H ($7) Warrants, all with a 30 year life. The warrants are subject to cashless exercise based upon the ten day trailing closing bid price preceding the exercise as interpreted by the Company. The fair value of the warrants issued under the agreements was estimated on the date of the issuance using the Black-Scholes option pricing model. The use of a valuation model requires the Company to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of the Company’s stock price. The average expected life is based on the contractual term of the warrant and expected exercise behavior. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant.

The following table provides the assumptions used to value the options granted and warrants issued using the Black-Scholes option pricing model:

	Series E	Series F
	and G	and H
Stock price volatility	111.60%	111.60%
Risk-free rate of return	4.26%	4.26%
Annual dividend yield	0.00%	0.00%
Expected life (in years)	0.5	3.0

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 6 – Common stock warrants (continued)

As of September 30, 2014 and December 31, 2013 the weighted average contractual life for all Mentor warrants was 23.7 years and 24.5 years, respectively, and the weighted average outstanding warrant exercise price was $1.84 and $4.91 per share, respectively.

During the nine month period ended September 30, 2014 and the year ended December 31, 2013, a total of 8,018,978 and 2,619,332 warrants were exercised, respectively. There were no warrants issued during the nine month period ended September 30, 2014 and the year ended December 31, 2013. At September 30, 2014 and December 31, 2013, the total intrinsic value of outstanding warrants was $3,263 and $1,583,805, respectively.

The following table summarizes common stock warrants as of each period:

	Series A $0.09 exercise price	Series B $0.11 exercise price	Series C $0.09 exercise price	Series D $1.60 * exercise price	A,B,C,D Total Warrants
Outstanding at December 31, 2012	1,188,909	7,952,313	128,180	15,312,627	24,582,029

Issued	-	-	-	-	-

Exercised	-	(2,619,332)	-	-	(2,619,332)

Outstanding at December 31, 2013	1,188,909	5,332,981	128,180	15,312,627	21,962,697

Issued in 2014	-	-	-	-	-

Exercised in 2014	(1,188,909)	(5,328,481)	(128,180)	(807,861)	(7,453,431)

Outstanding at September 30, 2014	-	4,500	-	14,504,766	14,509,266

* Exercise price at September 30, 2014. Until June 18, 2014, the exercise price was $7.00.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 6 – Common stock warrants (continued)

Series E, F, G and H warrants were issued for investment banking and advisory services during 2009. Warrants were exercised under the cashless provision allowed for these warrants as follows:

	Series E $1.00 exercise price	Series F $3.00 exercise price	Series G $0.65 exercise price	Series H $7.00 exercise price	E,F,G,H Total Warrants
Outstanding at December 31, 2013	107,931	369,037	88,579	689,159	1,254,706

Issued in 2014	-	-	-	-	-

Exercised in 2014	(107,931)	(369,037)	(88,579)	-	(565,547)

Outstanding at September 30, 2014	-	-	-	689,159	689,159

Shares issued as a result of cashless exercise	73,388	210,870	70,152	-	354,410

Note 7 – Warrant redemption liability

The Plan of Reorganization provides the right for the Company to call, and the Company or its designee to redeem warrants that are not exercised timely, as specified in the Plan, by transferring a $0.10 redemption fee to the former holders. Certain individuals desiring to become a Company designee to redeem warrants have deposited redemption fees with the Company that, when warrants are redeemed, will be forwarded to the former warrant holders at their last known address 30 days after the last warrant of a class is exercised, or earlier at the discretion of the Company. The Company has arranged for a service to process the redemption fees in offset to an equal amount of liability. Included in prepaid expenses at September 30, 2014 and December 31, 2013 was $0 and $192,411 of prepaid warrant redemption fees, respectively.

Note 8 – Funding agreement

The Company entered into a co-operative funding agreement with MCB that closed on February 18, 2014, to purchase up to a 51% interest in MCB, a development stage company. MCB provides cannabis and marijuana related private companies, investors and microcap issuers with information resources including client company specific publications, directories, and continuing education courses. MCB is to receive up to $200,000 in funding as Mentor receives proceeds from warrant exercise. Allocation of funding to MCB is discretionary and may be reduced to $100,000 with no change in Mentor’s ownership if Mentor is dissatisfied with MCB performance. The Company has the right, in its sole discretion, to convert the paid portion of the $200,000 equity investment in MCB to a six percent (6%) ten-year note payable to Mentor by the majority owner of MCB in 120 equal payments of principal and interest at any time. If triggered, this provision would truncate further funding. Alternatively, if Mentor’s allocation of funds to MCB is less than the pro rata share MCB would normally receive from warrant exercise under the agreement, then MCB may elect to convert the equity investment to a loan, under the same terms.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 9 – Stockholders’ equity

Common Stock

The Company has a total of 400,000,000 shares of Common Stock, no par value authorized at September 30, 2014 and December 31, 2013. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders and may accumulate their votes for the election of directors. During 2007, the Company effected a 1,000 to 1 reverse stock split on its outstanding common stock, under the authority of the Plan, and subsequent to receiving 84% shareholder approval and Board of Directors approval. During September 2008, the Company announced a stock repurchase plan which allowed for a total of 12.5% of the Company’s shares outstanding at that time to be repurchased during future periods. All shares under the 2008 repurchase plan were repurchased prior to December 31, 2013.

On August 8, 2014, the Company announced that it was initiating the repurchase of approximately 2% of the Company’s shares outstanding at that time.

Note 10 – Income tax

The Company and its subsidiaries are taxed as C-Corporations for federal income tax purposes. The Company does not file consolidated income tax returns for federal or state purposes.

The provision (benefit) for income taxes for the three and nine months ended September 30, 2014 and 2013 consist of the following:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013
Current:
Federal	$-	$-	$1,725	$-
State	-	-	800	800
	-	-	2,525	800
Deferred:
Federal	40,500	16,900	601,000	53,500
State	7,500	4,400	123,900	13,900
Change in valuation	(48,000)	(21,300)	(724,900)	(67,400)
	-	-	-	-

Total expense	$-	$-	$2,525	$800

The Company has net deferred tax assets resulting from a timing difference in recognition of deferred revenue and from net operating loss carryforwards.

At September 30, 2014, the Company had approximately $2,256,000 of federal net operating loss carryforwards that begins expiring in 2030, $888,000 of California net operating loss carryforwards that begin expiring in 2022, $1,695,000 of Arizona net operating loss carryforwards that begin expiring in 2027, and $37,000 of Florida net operating loss carryforwards that begin expiring in 2034.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 10 – Income tax (continued)

The income tax provision (benefit) differs from the amount computed by applying the US federal income tax rate of 34% to net income (loss) before income taxes for the three and nine months ended September 30, 2014 and 2013 as a result of the following:

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2014	2013	2014	2013

Net income (loss) before taxes	$(177,425)	$(57,747)	$26,623	$(181,183)
US federal income tax rate	34%	34%	34%	34%

Computed expected tax provision (benefit)	(60,320)	(19,630)	9,050	(61,600)

Deferred from WCI	-	-	(743,478)	-

Permanent differences and other	12,320	(1,670)	9,528	(5,800)

Change in valuation	48,000	21,300	724,900	67,400
Federal income tax provision	$-	$-	$-	$-

The significant components of deferred income tax assets as of September 30, 2014 and December 31, 2013 after applying enacted corporate income tax rates are as follows:

	September 30,	December 31,
	2014	2013

Net Operating Losses carried forward	$996,500	$231,300
Deferred revenue and other	227,300	267,600
Valuation allowance	(1,223,800)	(498,900)
	$-	$-

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 11 – Lease commitments

Operating Leases

Mentor currently rents approximately 2,000 square feet of office space on a month-to-month basis in Ramona, California in San Diego County. Rent expense for the nine months ended September 31, 2014 and 2013 were $17,370 and $14,625, respectively.

WCI rents approximately 3,000 of office and warehouse space in Tempte, Arizona under an operating lease expiring in January 2015. Rent expense for the nine months ended September 31, 2014 was $6,633.

WCI leases vehicles under a master fleet management agreement with initial terms of 4 years expiring through April 2018. Vehicle lease expense of $27,098 and $81,234 for the three and nine months ended September 30, 2014 is included in cost of sales in the consolidated income statements.

The approximate remaining annual minimum lease payments under the non-cancelable operating leases existing as of  with original or remaining terms over one year were as follows:

Years ending	Rental
December 31,	expense
2014	$99,282
2015	74,961
2016	53,091
2017	14,680

$242,014

Note 12 – Long term debt and revolving line of credit

Long term debt

WCI has four vehicle notes payable with a total balance due of $14,658 at September 30, 2014 of which $11,665 is due in the twelve months ended September 30, 2015 and the remainder is due in the twelve months ended September 30, 2016. Interest rates range from 6.64% to 7.99%. The notes are secured by the respective vehicles.

Revolving line of credit

On September 4, 2014, WCI obtained an unsecured revolving line of credit with Bank of America, with interest at the bank’s prime rate plus 3% due monthly. The line of credit matures on September 4, 2015. At September 30, 2014, WCI had $60,000 outstanding on the line of credit.

Note 13 – Related party transactions

As of September 30, 2014 and December 31, 2013, the Company had an outstanding liability to its Chief Executive Officer ("CEO") for accrued salaries and benefits in the amount of $888,665 and $900,238, respectively, and accrued retirement and other benefits of $437,587 and $431,087, respectively that have accrued variably over the preceding 28 years.

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 13 – Related party transactions (continued)

The Company agreed to loan the CEO $944,000, in January 2014, to exercise additional warrants into shares to be used as collateral for a potential loan to the Company. The amount loaned equals approximately 70.9% of amounts owed to the CEO by Mentor (provides 141% coverage). After the warrants were exercised, CEO Billingsley has 100% of his shares owned, 5 million shares, in an escrow which was to guarantee the potential loan. The loan was mutually rescinded on June 12, 2014, and the shares remain in escrow as of the audit date. The CEO must make a public press release and post a notice on the Mentor website before he removes the shares from escrow.

Included in the consolidated balance sheet at September 30, 2014 is an advance to an officer of WCI in the amount of $140,004.

Note 14 – Purchase of additional equity in WCI

Effective January 1, 2014, Mentor purchased an additional 1% interest in WCI for $25,000 which resulted in a 51% ownership in WCI. In 2013 and 2012 Mentor’s investment in WCI was recorded under the equity method. In accordance with Accounting Standard Codification 810-10, Consolidation – Overall, Mentor remeasured its previously held equity interest at the acquisition-date fair value and recognized the resulting gain of $1,250,964 on investment in subsidiary which is included in other income and expense in the consolidated statement of operations.

Cash to acquire additional 1% equity interest in WCI	$25,000
Fair value of 50% interest (Note1)	1,250,000
Investment under equity method	-

Total purchase price to be allocated	$1,275,000

(Note 1) Estimated fair value of Mentor’s previously-held equity interest in WCI is valued at 1.25 times WCI’s projected 2014 revenue.

Purchase price allocation at 51% of WCI assets and liabilities:

WCI assets and liabilities:
Current assets	$327,238
Property and equipment	51,239
Other assets	816,952
Current liabilities	(112,810)
Long-term debt	(1,178,977)

Net deficit	(96,358)
Mentor equity rate	51%

Mentor portion of liabilities in excess of assets	(49,143)
Goodwill	1,324,143

Net assets acquired	$1,275,000

Mentor Capital, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

Note 15 – Pro forma financial information

The following unaudited pro forma consolidated results of operations assume that the WCI majority interest was acquired as of January 1, 2013 for the three and nine months ended September 30, 2013:

	Three months ended September 30, 2013	Nine months ended September 30, 2013

Net operating revenues	$433,300	$1,258,118

Net loss attributable to controlling interest	$(63,431)	$(180,151)

Basic loss per common share	$(0.001)	$(0.024)

Note 16 – Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines than an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of September 30, 2014, the Company is not aware of any contingent liabilities that should be reflected in the accompanying financial statements.

Mentor lawsuit seeking rescission of co-operative funding agreement with Bhang

On August 11, 2014, Mentor filed suit against Bhang and its owners, in the United States District Court for the Northern District of California for rescission of the February 28, 2014 co-operative funding agreement with Bhang, seeking return of the $1,500,000 investment the Company made in Bhang. See Note 5.

Loans commitment fee receivable

In March 2013, the Company paid $621,200, which represented 1.75% of the loans’ amount, in refundable fees paid for credit default insurance to a third party as required by the lender on an international loan facility. The lender was unable to fund the loan and a cooperative exit from the loan commitment was agreed to by the parties on June 12, 2014. The lender has released the requirement for credit default insurance and the insurance company has agreed to return the fee, however the refund has not yet been received. On September 5, 2014, the Company filed suit in San Mateo County Superior Court against Wm. E. Fielding and Associates, Inc. for conversion and fraud seeking return of the $621,200 in fees. The $621,200 in fees was expensed as loan costs in the consolidated statement of operations, pending the outcome of the suit.